Exhibit 4.33

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

[**]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PREVIOUSLY GRANTED BY THE COMMISSION AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

DATED 2 April 2009

F3 TWO, LTD.

(as borrower)

NCL CORPORATION LTD.

(as guarantor)

THE SEVERAL BANKS

(particulars of which are set out in Schedule 1)

(as lenders)

BNP PARIBAS

(as agent)

THIRD SUPPLEMENTAL DEED TO (AMONG OTHER THINGS)

LOAN AGREEMENT

dated 22 September 2006

for the amount of up to EUR662,905,320

post delivery finance for

a passenger cruise vessel having hull no. D33

at the yard of Aker Yards S.A. (now known as STX France Cruise S.A.)

[**]

CONTENTS

		Page

1	Definitions and Construction	1

2	Amendment and/or Restatement of Original Loan Agreement, Original Guarantee and Other Security Documents	2

3	Conditions Precedent	4

4	Representations and Warranties	6

5	Fee and Expenses	7

6	Further Assurance	8

7	Counterparts	8

8	Notices	8

9	Governing Law	9

10	Jurisdiction	9

Schedule 1	The Agent and the Lenders	12

Schedule 2	Loan Agreement	13

Schedule 3	Guarantee	98

THIRD SUPPLEMENTAL DEED

DATED 2 April 2009

BETWEEN:

(1)	F3 TWO, LTD., a company incorporated in and existing under the laws of Bermuda with registration number EC38768 and with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	NCL CORPORATION LTD., a company incorporated under the laws of Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

(3)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Lenders” and each individually a “Lender”); and

(4)	BNP PARIBAS as agent for the lenders (the “Agent”).

WHEREAS:

(A)	By a loan agreement dated 22 September 2006 as amended and restated by a first supplemental deed thereto dated 21 December 2007 entered into between (among others) the Borrower as borrower, the Lenders as lenders and the Agent as agent for (among others) the Lenders (the “Original Loan Agreement”), the Lenders granted to the Borrower a secured loan in the maximum amount of six hundred and sixty two million nine hundred and five thousand three hundred and twenty euro (EUR662,905,320) (the “Loan”) for the purpose of enabling the Borrower to finance (among other things) the construction of the Vessel (as such term is defined in the Original Loan Agreement) on the terms and conditions therein contained. The repayment of the Loan by the Borrower has been secured by a guarantee and indemnity dated 6 October 2006 as amended and restated by a first supplemental deed thereto dated 21 December 2007 granted by the Guarantor (the “Original Guarantee”).

(B)	The Borrower and the Guarantor have requested the consent of the Lenders and the Agent to (among other things) the granting of additional security by members of the Group as security for (among others) the lenders of the Group Credit Facilities (other than the Lenders and the providers of the USD15,000,000 facility made to NCL (Bahamas) Ltd. pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time)). The Borrower and the Guarantor have also requested the consent of the Lenders and the Agent to certain amendments to the Original Loan Agreement being made that were to have been made pursuant to a second supplemental deed thereto dated 24 April 2008.

(C)	The consent of the Lenders and the Agent is given in respect of the above matters on the terms of this third supplement to the Original Loan Agreement (this “Deed”) which shall be executed as a deed.

NOW THIS DEED WITNESSES as follows:

1	Definitions and Construction

1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Original Loan Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Amendment Document” means, in respect of a Group Credit Facility other than the Loan, the supplemental deed to the facility agreement and, if applicable, the guarantee of the Guarantor of even date herewith;

“Group Credit Facilities” means the EUR662,905,320 facility made to the Borrower pursuant to the Original Loan Agreement, the USD800,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 July 2004 (as amended and/or restated from time to time), the EUR624,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 October 2005 (as amended and/or restated from time to time), the USD610,000,000 facility made to the Guarantor pursuant to a facility agreement dated 22 December 2006 (as amended and/or restated from time to time), the USD15,000,000 facility made to NCL (Bahamas) Ltd. pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR308,130,000 facility made to Pride of Hawaii, Inc. pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the USD334,050,000 facility made to Norwegian Jewel Limited pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR258,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time) and the EUR40,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time);

“Guarantee” means the Original Guarantee as amended and restated by this Deed and as set out in Schedule 3;

“Loan Agreement” means the Original Loan Agreement as amended and restated by this Deed and as set out in Schedule 2;

“New Process Agent” means EC3 Services Limited whose registered office is presently at 51 Eastcheap, London EC3M 1JP; and

“Second Restatement Date” means the date on which the conditions precedent set out in Clause 3.1 are fulfilled to the satisfaction of the Agent or waived by the Agent pursuant to Clause 3.2.

1.2	The provisions of clause 1.2 of the Loan Agreement shall apply hereto (mutatis mutandis).

2	Amendment and/or Restatement of Original Loan Agreement, Original Guarantee and Other Security Documents

2.1	Subject to Clause 3.1, the parties hereto agree that immediately upon and with effect from the Second Restatement Date the Original Loan Agreement shall be amended and restated to read in accordance with the amended and restated facility agreement as set out in Schedule 2 and (as so amended and restated) will continue to be binding upon each of the parties thereto in accordance with its terms as so amended and restated.

2.2	Subject to Clause 3.1, the Guarantor and the Beneficiaries (as defined in the Original Guarantee) agree that immediately upon and with effect from the Second Restatement Date the Original Guarantee shall be amended and restated to read in accordance with the amended and restated guarantee as set out in Schedule 3 and (as so amended and restated) will continue to be binding upon each of the parties thereto in accordance with its terms as so amended and restated.

2.3	Each of the Borrower and the Guarantor hereby confirms to the Lenders and the Agent that with effect from the Second Restatement Date:

2.3.1	all references to the Original Loan Agreement in the other Security Documents shall be construed as references to the Loan Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Loan Agreement shall be defined by reference to the Loan Agreement;

2.3.2	the Security Documents shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Loan Agreement, until it has been repaid or paid in full to the Lenders (or to the Agent on their behalf) and the Agent;

2.3.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby and in particular but without limitation by the granting of time to the Borrower under the Original Loan Agreement; and

2.3.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Loan Agreement and the other Security Documents as amended by this Deed.

2.4	The Lenders hereby confirm to the Borrower that with effect from the Second Restatement Date:

2.4.1	neither the requested amendments to the Original Loan Agreement and the facility agreements in respect of the other Group Credit Facilities nor the negotiation and execution of the Amendment Documents, constitute or will constitute an Event of Default; and

2.4.2	the Lenders only waive any rights they may have to claim an Event of Default as a result of such negotiations and amendments that occurred on and prior to the Second Restatement Date.

2.5	Except as expressly amended hereby or pursuant hereto the Original Loan Agreement, the Original Guarantee and the other Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower, the Guarantor or any other Obligor from any of its respective obligations under any such documents.

3	Conditions Precedent

3.1	The amendment and restatement of the Original Loan Agreement and the Original Guarantee provided for in Clause 2 is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:

3.1.1	prior to the date of this Deed, an updated integrated financial model for the Group for the period until 31 December 2019 which is hereby agreed to have been satisfied by the financial model for the Group posted on www.intralinks.com on 5 March 2009;

3.1.2	on the date of this Deed:

(a)	one (1) counterpart of this Deed duly executed by the parties hereto;

(b)	a written confirmation from the New Process Agent that it will act for each of the Borrower and the Guarantor as agent for service of process in England in respect of this Deed;

(c)	evidence that each of the Lenders has received payment of the handling fee to which it is entitled as more particularly described in Clause 5.1; and

(d)	the following corporate documents in respect of each of the Borrower and the Guarantor (together the “Relevant Parties”):

(i)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or any document to be executed pursuant hereto or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(ii)	notarially attested secretary’s certificate of each of the Relevant Parties:

(1)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) which do not prohibit the entering into of the transactions contemplated in this Deed;

(2)	giving the names of its present officers and directors;

(3)	setting out specimen signatures of such persons as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(4)	giving the legal owner of its shares and the number of such shares held;

(5)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same; and

(6)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;

or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (1), (2), (3), (4) and (6) of this Clause 3.1.2(d)(ii) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders of each of the Relevant Parties authorising (as applicable) the execution of this Deed and any document to be executed pursuant hereto and the issue of any power of attorney to execute the same; and

(iii)	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

3.1.3	evidence that the Investors and Star in the aggregate have contributed one hundred million Dollars (USD100,000,000) in cash as new equity for the Guarantor since 27 January 2009, by way of a certificate of the Group’s chief financial officer attaching copies of one or more wire transfers in an aggregate amount of one hundred million Dollars (USD100,000,000) and stating that the payments are an equity contribution for the Guarantor;

3.1.4	a written termination notice from F3 One, Ltd. of the loan in the amount of the equivalent in Dollars of EUR662,905,320 made available to it by the Lenders pursuant to a loan agreement dated 22 September 2006;

3.1.5	a Certified Copy of:

(a)	an agreement dated 16 December 2008 between (among others) the Guarantor, the Borrower and the Builder; and

(b)	a letter agreement dated 30 January 2009 between the Builder and the Borrower,

in relation to the construction of the Vessel pursuant to the Building Contract;

3.1.6	one (1) counterpart of the side letter in the terms negotiated and agreed with the Guarantor in August 2008 concerning waiver fees for new amendment requests (excluding the amendments requested in this Deed);

3.1.7	evidence that all the conditions precedent to the amendment and restatement of each facility agreement and, if applicable, guarantee under each Amendment Document have been satisfied; and

3.1.8	agreement to the issue of such favourable written legal opinions including by Conyers Dill & Pearman in respect of Bermuda and Stephenson Harwood in respect of England in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,

PROVIDED THAT no Event of Default has occurred and is continuing on the Second Restatement Date (subject to Clause 3.2).

3.2	If the Agent in accordance with clause 20 of the Original Loan Agreement decides to permit the amendment and restatement of the Original Loan Agreement and the Original Guarantee hereby without having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the Second Restatement Date (or such other period as the Agent may stipulate) and the amendment and restatement of the Original Loan Agreement and the Original Guarantee as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the amendment and restatement in the absence of such documents or evidence.

4	Representations and Warranties

4.1	Each of the Borrower and the Guarantor represents and warrants to the Lenders and the Agent that:

4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes and each other document contemplated hereby to which it is a party will, when executed, constitute its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions and documents contemplated hereby do not and will not conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets,

nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Lenders and/or the Agent;

4.1.4	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Lenders and/or the Agent in deciding whether or not to enter into this Deed.

5	Fee and Expenses

5.1	The Borrower shall pay to each of the Lenders directly or through the Agent on the date of this Deed a non-refundable handling fee of [*] provided that a Lender which is the provider of any other loan or other facility to the Borrower or any other member of the Group shall only be entitled to receive one (1) such fee of [*]. Notwithstanding any provision of this Deed, the Original Loan Agreement or the Loan Agreement to the contrary, no Lender shall be required to share with the other Lenders and/or the Agent any such handling fee received.

5.2	The Borrower and the Guarantor jointly and severally undertake to reimburse the Agent on demand on a full indemnity basis for all charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent in respect of, or in connection with, the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.

5.3	The Borrower and the Guarantor jointly and severally undertake to reimburse the Agent and the Lenders on demand of the Agent on a full indemnity basis for all charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal advisers) incurred by the Agent and/or the Lenders in respect of, or in connection with the enforcement of, or the preservation of any rights under this Deed. It is expressly agreed that all such charges and expenses incurred by the Agent to determine the position should the Amendment Documents not be executed or become effective or should the Borrower or any of its subsidiaries file for bankruptcy protection under Chapter 11 of the US Bankruptcy Code or similar legislation in any other applicable jurisdiction, shall be reimbursed on demand of the Agent on a full indemnity basis. Nothing in this Clause 5.3 shall prevent the Agent and the Lenders from obtaining advice (or an update of any previously obtained advice) after the Second Restatement Date in relation to the Borrower or any of its subsidiaries filing for bankruptcy protection under Chapter 11 of the US Bankruptcy Code or similar legislation in any other applicable jurisdiction if in connection with the enforcement of, or the preservation of any rights under, the Loan Agreement and the other Security Documents, pursuant to clause 8.4 of the Loan Agreement.

6	Further Assurance

Each of the Borrower and the Guarantor will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Lenders and/or the Agent the full benefit of the rights, powers and remedies conferred upon the Lenders and/or the Agent in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices

8.1

Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower and/or the Guarantor pursuant to this Deed shall (unless the Borrower or the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower and/or the Guarantor c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America (marked for the attention of Mr Steven Martinez). Any notice, demand or other communication to be made or delivered by the Borrower or the Guarantor pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower and the Guarantor specified another address) be made or delivered to the Agent at ECEP/Export Finance, ACI: CHDESA1, 37 Place du Marché Saint-Honoré, 75031 Paris Cedex 01, France (marked for the attention of Mrs Dominique Laplasse (Team Head)/Mr Jean Philippe Poirier).

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower and the Guarantor is +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to the Investors c/o Apollo Management, LP, fax number +1 212 515 3288 (marked for the attention of Mr Steven Martinez) and in respect of the Agent is +33 01 4316 8184/+33 01 4298 0029 (marked for the attention of Mrs Dominique Laplasse (Team Head)/Mr Jean Philippe Poirier)) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent by the Borrower or the Guarantor, shall be signed by the person or persons authorised in writing by the Borrower or the Guarantor (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent to the Borrower and the Guarantor.

8.3	Subject to Clause 8.2, the provisions of clause 27 of the Original Loan Agreement shall apply to this Deed.

9	Governing Law

This Deed and any non-contractual obligations arising from or in connection with it shall be governed by English law.

10	Jurisdiction

10.1	The courts of England have exclusive jurisdiction to settle any dispute:

10.1.1	arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed); or

10.1.2	relating to any non-contractual obligations arising from or in connection with this Deed,

(a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent and the Lenders only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	Each of the Borrower and the Guarantor appoints in the case of the courts of England the New Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.3	Neither of the Borrower or the Guarantor may, without the Agent’s prior written consent, terminate the appointment of the New Process Agent; if the New Process Agent resigns or its appointment ceases to be effective, the Borrower and/or the Guarantor (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s and/or the Guarantor’s (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower and/or the Guarantor of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.4	For the purpose of securing its obligations under Clause 10.3, each of the Borrower and the Guarantor irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.3, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s or the Guarantor’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.3.

10.5	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower or the Guarantor (as the case may be) of the service of any process or to forward any process to the Borrower or the Guarantor (as the case may be)) shall invalidate any proceedings or judgment.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and/or the Guarantor (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent or the Lenders may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED	)
By Paul A. Turner, Attorney-in-fact	) /s/ Paul A. Turner
for and on behalf of	)
F3 TWO, LTD.	)
in the presence of:	)

Stephanie Shih

Stephenson Harwood

One St. Paul’s Churchyard

London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Steve Martinez	)
for and on behalf of	) /s/ Steve Martinez
NCL CORPORATION LTD.	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	) /s/ Stephanie Shih
BNP PARIBAS	)
as a Lender and the Agent	)
in the presence of:	)

Jennifer Li

Stephenson Harwood

One St. Paul’s Churchyard

London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	) /s/ Stephanie Shih
CALYON	)
in the presence of:	)

Jennifer Li

Stephenson Harwood

One St. Paul’s Churchyard

London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	) /s/ Stephanie Shih
HSBC FRANCE	)
in the presence of:	)

Jennifer Li

Stephenson Harwood

One St. Paul’s Churchyard

London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	) /s/ Stephanie Shih
SOCIETE GENERALE	)
in the presence of:	)

Jennifer Li

Stephenson Harwood

One St. Paul’s Churchyard

London, EC4M 85H

Schedule 1

The Agent and the Lenders

Name	Registered Address	Registered Number with the Registry of Trade and Companies
BNP PARIBAS (as a Lender and the Agent)	16 boulevard des Italiens, 75009 Paris, France	662 042 449 (RCS Paris)

CALYON	9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France	304 187 701 (RCS Nanterre)

HSBC FRANCE	103 avenue des Champs Elysées, 75419 Paris, Cedex 08, France	775 670 284 (RCS Paris)

SOCIETE GENERALE	29 boulevard Haussmann, 75009 Paris, France	552 120 222 (RCS Paris)

each a French société anonyme

Schedule 2

Loan Agreement

DATED 22 SEPTEMBER 2006

F3 TWO, LTD.

as Borrower

BNP PARIBAS

as Agent

BNP PARIBAS, CALYON, HSBC FRANCE AND SOCIETE GENERALE

as Mandated Lead Arrangers and Lenders

LOAN AGREEMENT

Hull No. D33

EUR662,905,320

AS AMENDED AND RESTATED ON

2 APRIL 2009

THIS LOAN AGREEMENT (the “Agreement”) is entered into this 22 day of September 2006 (as amended and restated on 2 April 2009)

BETWEEN:

(1)	F3 TWO, LTD., a company incorporated in and existing under the laws of Bermuda with registration number EC38768 and with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (the “Borrower”);

(2)	THE SEVERAL BANKS, particulars of which are set out in Appendix II as lenders (the “Original Lenders”);

(3)	THE SEVERAL BANKS, particulars of which are set out in Appendix II as mandated lead arrangers (the “Mandated Lead Arrangers”); and

(4)	BNP PARIBAS as agent for the lenders (the “Agent”).

WHEREAS:

(A)	A shipbuilding contract was signed as of 7 September 2006 and amended by an agreement dated 16 December 2008 and a letter of agreement dated 30 January 2009 (the “Building Contract”) between (among others) the Borrower and Aker Yards S.A. (now known as STX France Cruise S.A.) (the “Builder”) for the design, construction and delivery of a two thousand one hundred (2,100) passenger cabin cruise vessel having hull no. D33, specification hull no. PB6847 [.07 rev A] dated 7 September 2006, to be ready for delivery on 31 May 2010 (the “Vessel”).

(B)	The contract price of the Vessel is seven hundred and thirty five million euro (EUR735,000,000) (subject to adjustment in accordance with the terms of the Building Contract) (the “Contract Price”), payable at the times and in the manner specified in the Building Contract. The terms of payment of the Contract Price are as follows:

(i)	[**] payable within three (3) Working Days (as defined in the Building Contract) after the Effective Date (as defined in the Building Contract);

(ii)	[**] payable on first steel cutting but not before [**];

(iii)	[**] payable on completion of keel laying but not before [**];

(iv)	[**] payable on the date the Vessel is launched into the water at the yard of the Builder but not before [**]; and

(v)	the remainder payable upon delivery and acceptance of the Vessel.

(C)	The Contract Price may be increased or decreased from time to time with respect to certain modifications to the Building Contract, the plans or the specification (the “Change Orders”).

(D)	The Lenders agree to make available to the Borrower a loan facility on the terms and conditions set out herein for the purpose of assisting the Borrower to finance part of the Contract Price (including the amount of the Change Orders) and the related Coface Premium.

NOW THEREFORE, it is agreed as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement (including the Recitals) and the Appendices (all of which form an integral part of this Agreement) the following expressions shall have the meanings set out opposite them below.

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent. (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract of otherwise.

“Amendment Document” means, in respect of a Group Credit Facility other than the Loan, the supplemental deed to the facility agreement and, if applicable, the guarantee of the Guarantor of even date with the Third Supplemental Deed.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Apollo” means the Fund and any Fund Affiliate.

“Apollo-Related Transactions” means the transactions described in Appendix V.

“Apollo Transaction Documents” means the Subscription Agreement, the Shareholders’ Agreement and the Reimbursement Agreement.

“Assignment of Earnings” means an assignment to be entered into between the Borrower and the Finance Parties and to be in the agreed form.

“Assignment of Insurances” means an assignment to be entered into between the Borrower, the Manager, if applicable, and the Finance Parties and to be in the agreed form.

“Assignment of Management Agreement” means an assignment to be entered into between the Borrower and the Finance Parties and to be in the agreed form.

“Assignment of Warranty Rights” means an assignment to be entered into between the Borrower and the Finance Parties with respect to the Borrower’s rights under the post-delivery warranty given by the Builder under the Building Contract.

“Availability Termination Date” means the date falling [**] (being the period stipulated in article 9, clause 2.1(i)(b) of the Building Contract) after [**].

“Building Contract” means that certain contract entered into between the Borrower and the Builder dated as of 7 September 2006, as from time to time amended, in respect of the design, construction and delivery of the Vessel.

“Builder” means STX France Cruise S.A. (formerly known as Aker Yards S.A.), a company incorporated in France and having its principal office at Avenue Bourdelle - B.P. 90180, 44613 Saint-Nazaire Cedex, France, Republic of France.

“Business Day” means a full day on which commercial banks are open for business and dealing in deposits in New York and Paris.

“Certified Copy” means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary or any attorney-in-fact for the time being of that company.

“Change Order Amount” means the cost of the Change Orders.

“Change Orders” means those certain change orders to the specifications of the Vessel as may be agreed to from time to time by the Borrower and the Builder, the net cost of which is payable at delivery.

“CIRR” (Commercial Interest Reference Rate) means four point eight nine per cent. (4.89%) per annum being the fixed rate in force for medium and long term export credits in euro according to the Organisation for Economic Co-operation and Development rules as determined by the competent French Authorities.

“Coface” means Compagnie Française d’Assurance pour le Commerce Extérieur a French société anonyme with its registered office at 12 Cours Michelet, La Défense, 92800 Puteaux, France, registered with the Registry of Commerce and Companies of Nanterre under number 552 069 791.

“Coface Insurance Policy” means the insurance policy in respect of this Agreement to be issued by Coface for the benefit of the Lenders, in form and substance satisfactory to the Agent and the Lenders.

“Coface Premium” means the amount payable by the Borrower to Coface through the Agent on the Delivery Date in respect of the Coface Insurance Policy which shall be [**] of the Total Financed Contract Price.

“Commitment” means:

(a)	in relation to an Original Lender, [**] of the Maximum Loan Amount and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not increased, cancelled, reduced or transferred by it under this Agreement.

“Compulsory Acquisition” means requisition for title or other compulsory acquisition of the Vessel including her capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency.

“Contract Price” means the total price payable by the Borrower to the Builder for the Vessel in accordance with the Building Contract being, as at the date of the Building Contract, seven hundred and thirty five million euro (EUR735,000,000).

“Credit Card Processor Security Documents” means:

(a)	any ship mortgage and, if applicable, deed of covenants collateral thereto to be granted over a vessel in the Group Fleet (other than the Hermes Vessels and the Vessel) and the assignment(s) of the earnings and insurances of such vessel ranking junior in priority to any ship mortgage and, if applicable, deed of covenants collateral thereto, assignment and other applicable security document granted as security for the repayment of one or more of the Group Credit Facilities; and

(b)	any guarantee by the applicable shipowner (fully subordinated to any guarantees supporting the Group Credit Facilities),

in each case in favour of one or more providers of credit card processing services to the Group.

“Delivery Date” means the date and time stated in the Protocol of Delivery and Acceptance.

“Document of Compliance” means a document issued to the Vessel’s operator as evidence of its compliance with the requirements of the ISM Code.

“Dollar” and “USD” mean the lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is drawn down and applied in accordance with Clause 2.

“Drawdown Notice” means the drawdown notice and certificate duly executed by the Borrower substantially in the form of Appendix IV.

“Earnings” means, in respect of the Vessel, (whether earned or to be earned) any and all freights, hire, fares and passage monies, proceeds of requisition (other than proceeds of Compulsory Acquisition), rebates and commissions, all earnings deriving from contracts of employment, demurrage, charterparties, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of the Vessel, any amounts payable in consideration of the termination or variation of any charterparty or other such contract and any other earnings whatsoever due or to become due to the Borrower.

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement or any other security agreement or arrangement.

“EONIA” means the weighted average overnight rate calculated by the European Central Bank on all overnight unsecured lending transactions carried out in the euro area interbank money market and reported by the panel of reference banks selected for the calculation of the EONIA. This annual rate is published on page 247 of the Bridge/Telerate server or any other page as may replace such page, by the Banking Federation of the European Union prior to the start of operations on the TARGET Day following its reporting to the European Central Bank (D+1) by the reference banks.

“euro” and “EUR” means the single currency of the Participating Member States.

“Event of Default” means any one of the events specified in Clause 13.2.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Financed Contract Price” means the lesser of five hundred and eighty eight million euro (EUR588,000,000) and eighty per cent. (80%) of the Contract Price less the Change Order Amount.

“Financed Change Order Amount” means the lesser of fifty eight million eight hundred thousand euro (EUR58,800,000) and eighty per cent. (80%) of the Change Order Amount.

“Finance Party” means the Agent, a Mandated Lead Arranger or a Lender and its successors in title, permitted assignees and permitted transferees.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

“First Supplemental Deed” means the first supplemental deed dated 21 December 2007 to this Agreement.

“French Authorities” means the Direction Générale du Trésor et de la Politique Economique of the French Ministry of Economy and Finance, any successors thereto, or any other authority in or of the French Republic having jurisdiction over and responsibility for the provision, management or regulation of the terms, conditions and issuance of export credits in or for the French Republic including (inter alia) such entities to whom authority in respect of extension or administration of export financing matters have been delegated, such as Coface.

“Fund” means Apollo Management VI, LP a Delaware limited partnership with its principal place of business at 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America and other affiliated co-investment partnerships.

“Fund Affiliate” means the Investors and (a) each other Affiliate (as defined in Appendix V) of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods to unaffiliated customers), whether or not controlled, nor a company controlled by a portfolio company and (b) any individual who is a partner or employee of Apollo Management, LP, Apollo Management IV, LP or Apollo Management V, LP.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Group” means the Guarantor and its Subsidiaries.

“Group Fleet” means the vessels owned by the companies in the Group and being at the Second Restatement Date:

“NORWEGIAN SPIRIT” owned by Norwegian Spirit, Ltd.

“NORWEGIAN STAR” owned by Norwegian Star Limited

“NORWEGIAN PEARL” owned by Norwegian Pearl, Ltd.

“NORWEGIAN GEM” owned by Norwegian Gem, Ltd.

“NORWEGIAN SUN” owned by Norwegian Sun Limited

“NORWEGIAN DAWN” owned by Norwegian Dawn Limited

“NORWEGIAN JEWEL” owned by Norwegian Jewel Limited

“NORWEGIAN JADE” (ex “PRIDE OF HAWAII”) owned by Pride of Hawaii, Inc.

“PRIDE OF AMERICA” owned by Pride of America Ship Holding, Inc.

“Group Credit Facilities” means the USD800,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 July 2004 (as amended and/or restated from time to time), the EUR624,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 October 2005 (as amended and/or restated from time to time), the USD610,000,000 facility made to the Guarantor pursuant to a facility agreement dated 22 December 2006 (as amended and/or restated from time to time), the USD15,000,000 facility made to the Sub-Agent pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR308,130,000 facility made to Pride of Hawaii, Inc. pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the USD334,050,000 facility made to Norwegian Jewel Limited pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR258,000,000 facility made to Pride of America Ship Holdings Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time), the EUR40,000,000 facility made to Pride of America Ship Holdings Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time) and the Loan.

“Group-Wide Lenders” means the lenders of the Group Credit Facilities.

“Guarantee” means the guarantee of the obligations of the Borrower under this Agreement to be signed by the Guarantor and to be in the agreed form.

“Guaranteed Loan Lenders” means the lenders of the EUR308,130,000 facility made to Pride of Hawaii, Inc. pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the USD334,050,000 facility made to Norwegian Jewel Limited pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR258,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time) and the EUR40,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time).

“Guarantor” means NCL Corporation Ltd., a company incorporated in and existing under the laws of Bermuda with registration number EC34678 and with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda.

“Hermes Vessel Owner Second Guarantees” means the three (3) joint and several guarantees one (1) to be executed by each of the owners of the Hermes Vessels in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders.

“Hermes Vessel Owner Third Guarantees” means the three (3) joint and several guarantees one (1) to be executed by each of the owners of the Hermes Vessels in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders.

“Hermes Vessels” means “NORWEGIAN JEWEL” owned by Norwegian Jewel Limited, “NORWEGIAN JADE” owned by Pride of Hawaii, Inc. and “PRIDE OF AMERICA” owned by Pride of America Ship Holding, Inc.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“Insurances” means all policies and contracts of insurance and entries of the Vessel in a protection and indemnity or war risks association which are effected in respect of the Vessel, her freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all compensation payable by virtue of Compulsory Acquisition.

“Intended Delivery Date” means 31 May 2010 (the date on which the Vessel will be ready for delivery pursuant to the Building Contract as at the date of this Agreement) or any other date notified by the Borrower to the Agent in accordance with Clause 27 as being the date on which the Vessel will be ready for delivery pursuant to the Building Contract.

“Investor I” means NCL Investment Ltd. a company organised and existing under the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

“Investor II” means NCL Investment II Ltd. a company organised and existing under the laws of the Cayman Islands with its registered office at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, British West Indies.

“Investors” means Investor I and Investor II.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 18,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit Facilities” means letter of credit facilities entered into from time to time in the amount of in aggregate up to [*] to be obtained by the Guarantor which facilities will be used to provide credit support in respect of the Guarantor’s credit card processing arrangements.

“Letter of Credit Facilities Security Documents” means:

(a)	any ship mortgage and, if applicable, deed of covenants collateral thereto to be granted over a vessel in the Group Fleet (other than the Hermes Vessels and the Vessel) and the assignment(s) of the earnings and insurances of such vessel ranking junior in priority to any ship mortgage and, if applicable, deed of covenants collateral thereto, assignment and other applicable security document granted as security for the repayment of one or more of the Group Credit Facilities; and

(b)	any guarantee by the applicable shipowner (fully subordinated to any guarantees supporting the Group Credit Facilities),

in each case in favour of the provider of a Letter of Credit Facility.

“Loan” means the aggregate of the amount of the Total Financed Contract Price paid to the Builder pursuant to Clause 2.1.1 and the amount of the Coface Premium reimbursed to the Agent pursuant to Clause 2.1.2 as such amount may be increased or decreased pursuant to the terms of this Agreement or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder.

“Majority Group-Wide Lenders” means Group-Wide Lenders the aggregate of whose contributions and commitments to the Group Credit Facilities exceed fifty per cent. (50%) of the aggregate total of the contributions and commitments of all the Group-Wide Lenders.

“Management Agreement” means the management agreement entered or to be entered into between the Borrower and the Manager with respect to the Vessel.

“Manager” means NCL (Bahamas) Ltd., a company incorporated in and existing under the laws of Bermuda with registration number EC34680 and with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda.

“Margin” means at all times during the twelve (12) month period commencing on the Drawdown Date [*] at all times thereafter.

“Maritime Registry” means the maritime registry which the Borrower will specify to the Lenders no later than three (3) months before the Intended Delivery Date, being that of the Bahamas or such other registry as the Lenders may in their discretion agree.

“Maximum Loan Amount” means the amount of six hundred and sixty two million nine hundred and five thousand three hundred and twenty euro (EUR662,905,320).

“Mortgage” means the first priority mortgage and, if applicable, deed of covenants collateral thereto over the Vessel in favour of the Finance Parties, to be granted as provided for in Clause 16 and to be in the agreed form.

“NCL America Holdings” means NCL America Holdings, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America.

“NCL International” means NCL International, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda.

“Non-Guaranteed Loan Lenders” means the lenders of the USD800,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 July 2004 (as amended and/or restated from time to time), the EUR624,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 October 2005 (as amended and/or restated from time to time) and the USD610,000,000 facility made to the Guarantor pursuant to a facility agreement dated 22 December 2006 (as amended and/or restated from time to time).

“Obligors” means the Borrower, the Guarantor and the Manager.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Indebtedness” means:

(i)	any monies borrowed or raised other than from any direct or indirect shareholder of the Guarantor prior to the date on which the last of the Third Supplemental Deed and the Amendment Documents have been signed by all the parties thereto and notified by the Guarantor to the Agent prior to such date;

(ii)	the Letter of Credit Facilities; and

(iii)	Permitted Refinancing Indebtedness.

“Permitted Liens” means:

(a)	any Encumbrance created by or pursuant to the Security Documents; and

(b)	liens on the Vessel up to an aggregate amount at any time not exceeding ten million Dollars (USD10,000,000) for current crew’s wages and salvage and liens incurred in the ordinary course of trading the Vessel; and

in the case of the Manager in respect of paragraph (d) only and in the case of the Guarantor:

(c)	any deposits or pledges to secure the performance of bids, tenders, bonds or contracts;

(d)	(x) any other Encumbrance notified by any of the Obligors to the Agent prior to the date on which the Third Supplemental Deed and the Amendment Documents have been signed by all the parties thereto (y) any Encumbrance created by or pursuant to (i) the Letter of Credit Facilities Security Documents (ii) the Credit Card Processor Security Documents (iii) the Hermes Vessel Owner Second Guarantees (iv) the Second Mortgages (v) the Second Assignments (vi) the Hermes Vessel Owner Third Guarantees (vii) the Third Mortgages and (viii) the Third Assignments and (z) any other Encumbrance created over a vessel in the Group Fleet (other than a Hermes Vessel or the Vessel) or its related assets in favour of any party approved by the Agent (acting on the instructions of the Lenders).

(e)	subject to clause 10.6 of the Guarantee, any Encumbrances in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Guarantor or is merged with or into the Guarantor or any of its Subsidiaries;

(f)	liens on assets leased, acquired or upgraded after the date hereof or assets newly constructed or converted after the date hereof provided that (i) such liens secure Financial Indebtedness otherwise permitted under this Agreement (ii) such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion and (iii) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased;

(g)	statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(h)	subject to Clause 13.2.9, liens arising out of the existence of judgments or awards in respect of the Guarantor or any of its Subsidiaries; and

(i)	any deposits, liens or other Encumbrances placed or incurred in connection with any bond or other surety from time to time provided to the US Federal Maritime Commission in order to comply with laws, regulations and rules applicable to the operators of passenger vessels operating to or from ports in the United States of America, provided that the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in paragraphs (f) to (h) above does not exceed twenty five million Dollars (USD25,000,000) and provided further that any such lien as is described in paragraphs (f) to (h) above does not imperil the security created by any of the Security Documents and/or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party at any time, in each case in the opinion of the Agent.

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance of the Vessel to be signed by the Borrower and the Builder in accordance with article 7, clause 1.3(i) of the Building Contract.

“Reimbursement Agreement” means the reimbursement and distribution agreement dated 17 August 2007, by and among Investor I, Star and the Guarantor.

“Restructuring Trustee” means [*] as trustee for (directly or indirectly) (among others) the Guaranteed Loan Lenders and the Non-Guaranteed Loan Lenders.

“Safety Management Certificate” means a document issued to the Vessel as evidence that the Vessel’s operator and its shipboard management operate in accordance with an approved Safety Management System.

“Safety Management System” means a structured and documented system enabling the personnel of the Vessel’s operator to implement effectively the safety and environmental protection policy of that Vessel operator.

“Second Assignments” means the three (3) valid and effective second legal assignments of the earnings and insurances of the Hermes Vessels (together with the notices thereof) one (1) to be executed by each of the owners of the Hermes Vessels in respect of its Hermes Vessel and the one (1) valid and effective second priority subordination and assignment to be executed by the Manager (as bareboat charterer) in respect of m.v. “NORWEGIAN JADE” in each case in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders.

“Second Mortgages” means the two (2) second priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto and the one (1) second preferred US ship mortgage one (1) to be granted by respectively each of the owners of the Hermes Vessels over its Hermes Vessel in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders.

“Second Restatement Date” has the meaning set out in the Third Supplemental Deed.

“Security Documents” means this Agreement which includes any supplemental agreement or deed hereto, the Guarantee, the Mortgage, the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings, the Assignment of Management Agreement and all such other documents as may be executed at any time in favour of the Finance Parties or any of them as security for the obligations of the Borrower and the other Obligors whether executed pursuant to the express provisions of this Agreement or otherwise howsoever.

“Security Period” means the period beginning on the Drawdown Date and ending on the date on which the amounts outstanding under this Agreement and under each of the other Security Documents are finally paid or repaid in full.

“Shareholders’ Agreement” means the shareholders’ agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of joinder in the case of Investor II) and the Guarantor.

“Star” means Star Cruises Limited a company organised and existing under the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

“Steering Committee” means a committee established by, and formed from, the Group-Wide Lenders with the purpose of co-ordinating the relationship between the Guarantor and the Group-Wide Lenders and monitoring the performance of the Group Credit Facilities. The initial members of the Steering Committee shall be [*].

“Subscription Agreement” means the subscription agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of assignment in the case of Investor II) and the Guarantor.

“Subsidiary” means, with respect to the Guarantor, any company or corporation of which more than fifty per cent. (50%) of the outstanding share capital having ordinary voting power to elect a majority of the board of directors of such company or corporation (irrespective of whether at the time share capital of any other class or classes of such company or corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Guarantor, by the Guarantor and one or more other Subsidiaries of the Guarantor, or by one or more other Subsidiaries of the Guarantor.

“TARGET” (Trans-European Automated Real-time Gross settlement Express Transfer) means the European real time gross settlement system managed by the European Central Bank and linking the real time gross settlement systems of the Member States of the European Union.

“TARGET Day” means the day when the TARGET (Trans-European Automated Real-Time Gross settlement Express Transfer) system is open.

“Taxes” means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and “Taxation” shall be construed accordingly.

“Termination Date” means the date falling [**] after the Delivery Date.

“Third Assignments” means the three (3) valid and effective third legal assignments of the earnings and insurances of the Hermes Vessels (together with the notices thereof) one (1) to be executed by each of the owners of the Hermes Vessels in respect of its Hermes Vessel and the one (1) valid and effective third priority subordination and assignment to be executed by the Manager (as bareboat charterer) in respect of m.v. “NORWEGIAN JADE” in each case in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders.

“Third Mortgages” means the two (2) third priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto and the one (1) third preferred US ship mortgage one (1) to be granted by respectively each of the owners of the Hermes Vessels over its Hermes Vessel in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders.

“Third Supplemental Deed” means the third supplemental deed dated      April 2009 to this Agreement.

“Total Commitments” means the aggregate of the Commitments, being six hundred and sixty two million nine hundred and five thousand three hundred and twenty euro (EUR662,905,320).

“Total Financed Contract Price” means the aggregate of:

(a)	the Financed Contract Price; and

(b)	the Financed Change Order Amount.

“Total Loss” means the actual or constructive or compromised or agreed or arranged total loss or the Compulsory Acquisition of the Vessel, including any such total loss as may arise during a requisition for hire.

“Total Loss Date” means:

(a)	in the case of an actual total loss of the Vessel, the actual date on which the Vessel was lost or, if such date is not known, the date on which the Vessel was last reported; or

(b)	in the case of a constructive total loss of the Vessel, or in the case of a compromised or arranged total loss of the Vessel, the date of the event giving rise to the claim for such constructive total loss or to the claim for a compromised or arranged total loss; or

(c)	in the case of a Compulsory Acquisition on the date of the Compulsory Acquisition.

“Transaction Documents” means the Security Documents, the Building Contract, the Drawdown Notice, the Management Agreement and any other material document now or hereafter issued in connection with the documents or the transaction referred to in this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Appendix III or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Vessel” means the passenger cruise vessel referred to in Recital (A) of this Agreement and more specially described in the Building Contract, and, to the extent the context permits, includes all manuals, logs and technical records relating to the said vessel.

1.2	Construction

References in this Agreement to a document “in the agreed form” are to the form of the relevant document which is attached to the security letter of the same date as this Agreement or to such other form as the parties hereto may from time to time agree, subject to modification in accordance with the provisions of the security letter.

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

A provision of law including but without limitation a regulation is a reference to that provision or regulation as amended or re-enacted from time to time and a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

2.	AVAILABILITY OF THE LOAN

2.1	Commitment

Each of the Lenders shall (in proportion to its share of the Total Commitments) make available to the Borrower a loan in a maximum amount of six hundred and two million six hundred and forty one thousand two hundred euro (EUR602,641,200) intended to:

2.1.1	be paid to the Builder up to a maximum amount of five hundred and eighty eight million euro (EUR588,000,000) corresponding to eighty per cent. (80%) of the Contract Price of the Vessel prior to any Change Order;

2.1.2	reimburse the Agent up to an amount of fourteen million six hundred and forty one thousand two hundred euro (EUR14,641,200) corresponding to one hundred per cent. (100%) of the related Coface Premium payable to Coface.

In the event that the Contract Price for the Vessel prior to any Change Order increases pursuant to the terms of the Building Contract, the Lenders agree, if the Borrower so requests in the Drawdown Notice, to increase the maximum amount of the Loan by:

2.1.3	up to an amount of fifty eight million eight hundred thousand euro (EUR58,800,000) (being ten per cent. (10%) of the Financed Contract Price) to pay to the Builder up to eighty per cent. (80%) of the Change Order Amount; and

2.1.4	up to an amount of [*] to reimburse the Agent [*] of the related Coface Premium payable to Coface.

2.2	Purpose

The Loan may only be used to pay for goods and services of French origin. However, within the limits and under the conditions fixed by the French Authorities, this may be extended to cover goods and services incorporated in deliveries made by the Builder and originating from countries other than the Borrower’s country and France, which have been sub-contracted by the Builder and therefore remain under the Builder’s responsibility.

3.	DRAWING

3.1	Conditions precedent

The Borrower may only draw under the Loan when the following conditions have been fulfilled to the satisfaction of the Lenders and provided no Event of Default shall have occurred and is continuing or be likely to occur:

3.1.1	No later than the date of this Agreement:

(a)	Receipt by the Agent of an opinion of legal counsel to the Lenders as to Bermudan law, together with the corporate documentation of the Borrower supporting the opinion, including but without limitation the Memorandum of Association and Bye-laws as filed with the competent authorities and a certificate of a competent officer of the Borrower containing specimen signatures of the persons authorised to sign the documents on behalf of the Borrower, to the effect that:

(i)	the Borrower has been duly organized and is validly existing as a company under the laws of Bermuda;

(ii)	this Agreement falls within the scope of the Borrower’s corporate purpose as defined by its Memorandum of Association and Bye-laws;

(iii)	the Borrower’s representatives were at the date of this Agreement fully empowered to sign this Agreement;

(iv)	either all administrative requirements applicable to the Borrower (whether in Bermuda or elsewhere) concerning the transfer of funds abroad and acquisitions of euro to meet its obligations hereunder have been complied with, or that there are no such requirements; and

(v)	this Agreement is the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms (containing such exceptions as are standard for opinions of this type).

(b)	Receipt by the Agent of an opinion of legal counsel to the Agent as to English law confirming that the obligations of the Borrower under this Agreement are legally valid and binding obligations enforceable by the relevant Finance Parties in the English courts.

(c)	Receipt by the Agent of a Certified Copy of the executed Building Contract.

(d)	Receipt by the Agent of a confirmation from Clifford Chance Secretaries Limited that it will act for the Borrower as agent for service of process in England in respect of this Agreement.

3.1.2	No later than ten (10) Business Days after the date of this Agreement:

(a)	Receipt by the Agent of an opinion of legal counsel to the Lenders as to Bermudan law, together with the corporate documentation of the Guarantor supporting the opinion, including but without limitation the Memorandum of Association and Bye-laws as filed with the competent authorities and a certificate of a competent officer of the Guarantor containing specimen signatures of the persons authorised to sign the documents on behalf of the Guarantor, to the effect that:

(i)	the Guarantor has been duly organized and is validly existing as a company under the laws of Bermuda;

(ii)	the Guarantee falls within the scope of the Guarantor’s corporate purpose as defined by its Memorandum of Association and Bye-laws;

(iii)	the Guarantor’s representative was at the date of the Guarantee fully empowered to sign the Guarantee;

(iv)	either all administrative requirements applicable to the Guarantor (whether in Bermuda or elsewhere) concerning the transfer of funds abroad and acquisitions of euro to meet its obligations under the Guarantee have been complied with, or that there are no such requirements; and

(v)	the Guarantee is the legal, valid and binding obligations of the Guarantor enforceable in accordance with their terms (containing such exceptions as are standard for opinions of this type).

(b)	Receipt by the Agent of the executed Guarantee and a statement confirming that the Guarantor is in compliance with its obligations under clauses 11.1 and 11.3 of the Guarantee. The statement shall be signed by the chief financial officer of the Group (as such term is defined in clause 11.4 of the Guarantee), be in the form of schedule 1 to the Guarantee and be for the financial quarter ending 30 June 2006.

(c)	Receipt by the Agent of an opinion of legal counsel to the Agent as to English law confirming that the obligations of the Guarantor under the Guarantee are legally valid and binding obligations enforceable by the relevant Finance Parties in the English courts.

(d)	Receipt by the Agent of a confirmation from Clifford Chance Secretaries Limited that it will act for the Guarantor as agent for service of process in England in respect of the Guarantee.

3.1.3	No later than three (3) months before the Intended Delivery Date, receipt by the Agent of notification from the Borrower:

(a)	of its preferred Maritime Registry; and

(b)	that each of the Apollo-Related Transactions has been completed or that the parties to any Apollo-Related Transaction that has not been completed by the date referred to above have agreed not to implement that Apollo-Related Transaction.

3.1.4	On the date falling ninety (90) days before the Intended Delivery Date and on each subsequent date prior to the Drawdown Date on which a statement in the form of schedule 1 to the Guarantee is to be received by the Agent pursuant to clause 9.2.5 of the Guarantee, receipt by the Agent of a statement confirming that the Guarantor is in compliance with its obligations under clauses 11.1 and 11.3 of the Guarantee. The statement shall be signed by the chief financial officer of the Group (as such term is defined in clause 11.4 of the Guarantee), be in the form of schedule 1 to the Guarantee and be for the last financial quarter in respect of which the Guarantor is obliged to provide such a statement pursuant to clause 9.2.5 of the Guarantee.

3.1.5	No later than the date falling ninety (90) days before the Intended Delivery Date, receipt by the Agent of the amendment fee referred to in Clause 7.1.4.

3.1.6	No later than sixty (60) days before the Intended Delivery Date, receipt by the Agent of notification from the Borrower of the Intended Delivery Date.

3.1.7	No later than ten (10) Business Days before the Intended Delivery Date, receipt by the Agent of insurance documents in form and substance satisfactory to the Lenders confirming that the Insurances have been effected and will be in full force and effect on the Delivery Date.

3.1.8	No later than five (5) Business Days before the Intended Delivery Date, receipt by the Agent of:

(a)	the Drawdown Notice from the Borrower, signed by a duly authorised signatory of the Borrower, specifying the amount of the Loan to be drawn down;

(b)	a Certified Copy of each of the Change Orders and of the power of attorney pursuant to which the authorised signatory of the Borrower signed the Drawdown Notice and a specimen of his signature; and

(c)	a copy of the notice of delivery given by the Builder to the Borrower pursuant to and in accordance with article 7, clause 1.1 of the Building Contract.

3.1.9	No later than the Delivery Date:

(a)	Receipt by the Agent of a legal opinion of counsel to the Lenders as to Bermudan law together with the corporate documentation of the Borrower and the Manager supporting such opinions, including but without limitation, in the case of the Manager, the Memorandum of Association and Bye-laws as filed with the competent authorities and a certificate of a competent officer of the Borrower and the Manager containing specimen signatures of the persons authorised to sign the documents on behalf of the Borrower and the Manager, confirming that:

(i)	the Lenders may continue to rely on the legal opinion given pursuant to Clause 3.1.1(a)(i);

(ii)	the Mortgage, the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings and the Assignment of Management Agreement fall within the scope of the Borrower’s corporate purpose as defined by its Memorandum of Association and Bye-laws and are binding on it;

(iii)	the Assignment of Insurances (if applicable) and the acknowledgement of the notice of assignment of the Management Agreement fall within the scope of the Manager’s corporate purpose as defined by its Memorandum of Association and Bye-laws and are binding on it; and

(iv)	the Borrower’s representatives are fully empowered to sign the Protocol of Delivery and Acceptance, the Mortgage, the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings and the Assignment of Management Agreement and the Manager’s representatives are fully empowered to sign the Assignment of Insurances (if applicable) and the acknowledgement of the notice of assignment of the Management Agreement.

(b)	Receipt by the Agent of evidence of payment to the Builder of:

(i)	the four (4) pre-delivery instalments of the Contract Price; and

(ii)	any other part of the Contract Price as at the Delivery Date not being financed hereunder.

(c)	Evidence that:

(i)	the Vessel is at least provisionally registered in the name of the Borrower in the Maritime Registry;

(ii)	title to the Vessel is held by the Borrower free of all Encumbrances other than any maritime lien in respect of crew’s wages and trade debts arising out of equipment, consumable and other stores placed on board the Vessel prior to or concurrently with delivery, none of which is overdue;

(iii)	the Mortgage has been duly registered in the Maritime Registry and constitutes a first priority security interest over the Vessel and that all taxes and fees payable to the Maritime Registry in respect of the Vessel have been paid in full.

(d)	Receipt by the Agent of a Certified Copy of a classification certificate (or interim classification certificate) showing the Vessel to be classed in accordance with Clause 9.4.3.

(e)	Receipt by the Agent of duly executed originals of the Mortgage, the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings and the Assignment of Management Agreement together with relevant notices of assignment and the acknowledgement of the notice of assignment of the Management Agreement.

(f)	Receipt by the Agent of all amounts which are due and payable hereunder by the Borrower on or prior to the Delivery Date.

(g)	Receipt by the Agent of a legal opinion of counsel to the Lenders as to the law of the Maritime Registry confirming:

(i)	the valid registration of the Vessel in the Maritime Registry; and

(ii)	the Mortgage over the Vessel has been validly registered in the Maritime Registry.

(h)	Receipt by the Agent of an opinion of legal counsel to the Agent as to English law confirming that the obligations of the Borrower under the deed of covenants constituting part of the Mortgage (if applicable), the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings and the Assignment of Management Agreement are legally valid and binding obligations enforceable by the relevant Finance Parties in the English courts.

(i)	Receipt by the Agent of a certificate from the Borrower, signed by an authorised representative of the Borrower, attesting that the representations and warranties contained in Clause 9 are true and correct as of the Delivery Date in consideration of the facts and circumstances existing as of the Delivery Date.

(j)	Receipt by the Agent of the documents mentioned in Appendix I.

(k)	Receipt by the Agent of a Certified Copy of the executed Management Agreement.

(l)	Receipt by the Agent of a Certified Copy of the carrier initiative agreement executed pursuant to Clause 10.16 or evidence of any voluntary arrangements made under the Customs-Trade Partnership Against Terrorism of the United States of America pursuant to Clause 10.16, any current certificate of financial responsibility in respect of the Vessel issued under OPA, a valid Safety Management Certificate (or interim Safety Management Certificate) issued to the Vessel in respect of its management by the Manager pursuant to the ISM Code, a valid Document of Compliance (or interim Document of Compliance) issued to the Manager in respect of ships of the same type as the Vessel pursuant to the ISM Code, a valid International Ship Security Certificate issued to the Vessel in accordance with the ISPS Code and a valid IAPPC issued to the Vessel in accordance with Annex VI.

(m)	Receipt by the Agent of a Certified Copy of the power of attorney pursuant to which the authorised signatory(ies) of the Borrower signed the documents referred to in this Clause 3.1.6 and to which the Borrower is a party and a specimen of his or their signature(s).

(n)	Receipt by the Agent of a confirmation from the Process Agent that it will act for each of the relevant Obligors as agent for service of process in England in respect of the deed of covenants constituting part of the Mortgage (if applicable), the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings and the Assignment of Management Agreement.

(o)	The Coface Insurance Policy documentation relating to the transactions contemplated by this Agreement has been received by the Agent and remains in full force and effect, the Agent having notified the Borrower of the issue of the Coface Insurance Policy in form and substance satisfactory to the Lenders as soon as practicable after its issue.

3.2	Borrower’s irrevocable payment instructions

The Lenders shall not be obliged to fulfil their obligation to make the Loan available other than by paying the Builder the Total Financed Contract Price (or (as the context may require) the amount thereof drawn down) on behalf of and in the name of the Borrower and by reimbursing the Agent for the related Coface Premium.

The Borrower hereby instructs the Lenders in accordance with this Clause 3.2:

3.2.1	to pay to the Builder:

(a)	the amount in euro remaining due under the Building Contract up to an amount equal to the lesser of five hundred and eighty eight million euro (EUR588,000,000) and eighty per cent. (80%) of the Contract Price of the Vessel prior to any Change Order; and

(b)	subject to Clause 2.2, the amount in euro up to the lesser of fifty eight million eight hundred thousand euro (EUR58,800,000) and eighty per cent. (80%) of the Change Order Amount capped at [*] of the Financed Contract Price; and

3.2.2	to reimburse the Agent, by drawing under the Loan, the related Coface Premium.

The payment instruction contained in this Clause 3.2 is irrevocable.

Subject to Clause 3.1, payment will be made to the Builder by a single advance in euro on the Delivery Date of the Vessel during usual banking hours in the French Republic to the Builder’s account as specified by the Builder in accordance with the Building Contract after receipt and verification by the Agent of the documents provided under Appendix I.

Verification of the documents provided under Appendix I shall be limited to checking their apparent compliance as defined in the Uniform Customs and Practices for Documentary Credits - ICC Publication 500 (UCP 500 latest revision).

The Borrower expressly acknowledges that the payment terms set out in this Clause may only be modified with the agreement of the Builder, the Agent, the Lenders and the Borrower in the case of Clause 3.2.1 and with the agreement of the Agent, the Lenders and the Borrower in the case of Clause 3.2.2.

Drawing may not be made under this Agreement (and the Loan shall not be available) after the earlier of the Delivery Date and the Availability Termination Date.

However, the Lenders will use their best efforts to agree to a postponement of the Availability Termination Date upon application by the Borrower accompanied by an explanation in reasonable detail of the reason for the delay in the Intended Delivery Date beyond the Availability Termination Date. The Borrower acknowledges that any such postponement is subject to the prior written approval of Coface.

4.	REPAYMENT OF LOAN AND PAYMENT OF INTEREST

The Borrower shall repay to the Lenders the principal amount of the Loan drawn down under this Agreement together with interest on the Loan at the CIRR [*] from the Drawdown Date by twenty four (24) consecutive equal half yearly instalments. The first instalment of principal and interest shall be due six (6) months after the Delivery Date and the final instalment shall be due on the Termination Date together with all other sums due under this Agreement. The interest shall be calculated on the actual number of days elapsed divided by three hundred and sixty (360).

The amount of each instalment of principal and interest will be calculated by the Agent following the Drawdown Date. The Agent shall deliver to the Borrower and the Lenders as soon as practicable following such calculation and in any event no later than ten (10) Business Days after the Drawdown Date, a repayment schedule setting out the dates and the amounts of the instalments up to and including the Termination Date.

The repayment schedule shall be sent by fax and, in the case of the Borrower, by international express courier.

In the absence of manifest error, the repayment schedule will constitute an unconditional and irrevocable undertaking by the Borrower to pay the Lenders the amounts of principal and interest set out therein.

The Borrower reserves the right to inform the Agent within ten (10) Business Days of receipt of the repayment schedule by courier if it contains a material error and to request its correction.

5.	CLAIMS OR DEFENCES MAY NOT BE OPPOSED TO THE LENDERS

The Borrower may not escape liability under the terms of this Agreement by opposing to the Lenders claims or defences of any kind whatsoever arising under the Building Contract, and in particular from its performance, or from any other relationship between the Borrower and the Builder.

6.	COFACE PREMIUM

The Coface Premium is due and payable on or prior to the Drawdown Date and proportionally to the amount of the Loan drawn down under this Agreement. A minimum non refundable premium, being one thousand five hundred and fifteen euro (EUR1,515), shall be paid to Coface upon signature of the Coface Insurance Policy. Otherwise, no Coface Premium is due if the Loan is not drawn down. Except as otherwise stated below in the case of a prepayment, the Coface Premium is not refundable for any reason whatsoever.

The Borrower has requested and the Lenders have agreed to finance [**] of the Coface Premium payable under this Agreement in accordance with Clauses 2.1.2 and 2.1.4 up to the amount being [**].

Consequently, the Borrower hereby irrevocably instructs the Agent to pay the Coface Premium to Coface on the Borrower’s behalf and the financing of such payment shall be made by drawing under the Loan in accordance with Clauses 2.1.2 and 2.1.4 of this Agreement. Notwithstanding any other provision of this Agreement, the Borrower acknowledges that the obligation of the Borrower to reimburse the Lenders for the full amount of the Coface Premium referred to in this Agreement as and when it arises is absolute and unconditional.

The Coface Premium financed by the Loan will be repayable in any event by the Borrower to the Lenders in the manner specified in Clause 4 and under any and all circumstances including but without limitation in the event of prepayment or acceleration of the Loan.

If the Loan is prepaid in whole or in part by the Borrower and if no amounts are then due and unpaid by the Borrower to the Finance Parties, the Agent will, on receipt from Coface, refund to the Borrower the portion of the Coface Premium reimbursed by Coface. If there is an amount due and unpaid by the Borrower to the Finance Parties, the Agent shall apply any amount received from Coface in accordance with Clause 17.

Any refund of the Coface Premium will not exceed eighty per cent. (80%) of the amount of the Coface Premium for the period from the prepayment date to the Termination Date.

7.	FEES

The following fees shall be paid to the Agent by the Borrower as required hereunder:

7.1.1	For the Mandated Lead Arrangers, an arrangement fee equal to [**] of the Maximum Loan Amount payable:

(a)	as to [**] of such fee amount within ten (10) Business Days after the date of this Agreement; and

(b)	unless this Agreement is terminated pursuant to Clause 29, as to [**] of such fee amount on the first anniversary of the date of this Agreement.

7.1.2	For the Lenders, a commitment fee for the period from the date of this Agreement to the Delivery Date of the Vessel, or the date of receipt by the Agent of the written termination notice sent by the Borrower as described in Clause 29, whichever is the earliest, computed at the rate of:

(a)	[**] per annum for the first two (2) years after the date of this Agreement; and

(b)	[**] per annum thereafter.

This commitment fee shall be calculated on the undrawn amount of the Maximum Loan Amount and paid in arrears on the date falling six (6) months after the date of this Agreement and on each date falling at the end of each following consecutive six (6) month period, with the exception of the commitment fee due in respect of the last period, which shall be paid on the Drawdown Date, or the date of receipt by the Agent of the written termination notice sent by the Borrower as described in Clause 29, whichever is the earliest. The commitment fee shall be calculated on the actual number of days elapsed divided by three hundred and sixty (360).

7.1.3	For the Agent, an annual agency fee of [**] shall be paid within ten (10) Business Days of the date of this Agreement and, unless this Agreement is terminated pursuant to Clause 29, on or before each anniversary date thereof until total repayment of the Loan.

7.1.4	For the Lenders, an amendment fee of nought point [*]. This amendment fee shall be deemed to have been earned on the date on which the Third Supplemental Deed and the Amendment Documents have been signed by all the parties thereto but shall be payable on the date falling ninety (90) days prior to the Intended Delivery Date provided that if this Agreement is terminated pursuant to Clause 29 prior to that date then the amendment fee shall be paid in full on the termination date.

8.	TAXES, INCREASED COSTS, COSTS AND RELATED CHARGES

8.1	All Taxes legally payable in France as a consequence of the signature or performance of this Agreement shall be paid by the Lenders.

8.2	All Taxes legally payable outside France (other than taxes payable by each of the Lenders on its overall net income) as a consequence of the signature or performance of this Agreement shall be paid by the Borrower. In consequence, all payments of principal and interest, interest on late payments, compensation, costs, fees and related charges, due in connection with this Agreement shall be made without any deduction or withholding in respect of Taxes. The Borrower therefore hereby agrees expressly that if for any reason full payment of the above amounts is not made, it will immediately pay the Lenders the sums necessary to compensate exactly the effect of the deductions or withholdings made in respect of Taxes. If the Borrower fails to perform this obligation, the Lenders shall be entitled, in accordance with Clause 13, either not to make available the Loan or, as the case may require, to require immediate repayment of the Loan.

If an additional payment is made under this Clause and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent (as the case may be) shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Borrower such amount as such Lender or the Agent shall in its reasonable opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

8.3	If after the date of this Agreement by reason of:

8.3.1	any change in law or in its interpretation or administration; and/or

8.3.2	compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Regulations and Supervisory Practices whether or not having the force of law:

(a)	any of the Lenders incurs a cost as a result of its performing its obligations under this Agreement and/or its advancing its Commitment hereunder; or

(b)	there is any increase in the cost to any of the Lenders of funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Commitment advanced or to be advanced by it hereunder; or

(c)	any of the Lenders incurs a cost as a result of its having entered into and/or its assuming or maintaining its commitment under this Agreement; or

(d)	any of the Lenders becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of its Commitment advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

(e)	any of the Lenders suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender, then the Borrower shall from time to time on demand pay to the Agent for the account of the relevant Lender or Lenders amounts sufficient to indemnify the relevant Lender or Lenders against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender or Lenders attributable to the funding or maintaining of its or their Commitment(s) hereunder) or such liability.

A Lender affected by any provision of this Clause 8.3 shall promptly inform the Agent after becoming aware of the relevant change and its possible results (which notice shall be conclusive evidence of the relevant change and its possible results) and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under this Clause 8.3 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (if then possible) by changing its Facility Office or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

8.4	The Borrower undertakes to pay to the Agent, upon demand, all reasonable costs and expenses, duties and fees, including but without limitation agreed legal costs, out of pocket expenses and travel costs, incurred by the Mandated Lead Arrangers and the Original Lenders in connection with the negotiation, preparation and execution of all agreements, guarantees, security agreements and related documents entered into, or to be entered into, for the purpose of the transaction contemplated hereby as well as all costs and expenses, duties and fees incurred by the Lenders in connection with the registration, filing, enforcement or discharge of the said guarantees or security agreements, including without limitation the fees and expenses of legal advisers and insurance experts, the cost of registration and discharge of security interests and the related travel and out of pocket expenses; the Borrower further undertakes to pay to the Agent all costs, expenses, duties and fees incurred by the Lenders in connection with any variation of this Agreement and the related documents, guarantees and security agreements, any supplements thereto and waiver given in relation thereto, in connection with the enforcement or preservation of any rights under this Agreement and/or the related guarantees and security agreements, including in each case the fees and expenses of legal advisers, and in connection with the consultations or proceedings made necessary by the acts of, or failure to act on the part of, the Borrower.

8.5	The Borrower undertakes to pay to the Agent, upon demand, any reasonable costs necessarily incurred by the Lenders in funding the Loan in the event that the Delivery Date is later than the Intended Delivery Date unless the Borrower has given the Agent at least three (3) Business Days’ notification of such delay in the Delivery Date.

8.6	The Borrower shall reimburse any Lender that is a member of the Steering Committee on demand on a full indemnity basis for all documented charges and expenses reasonably incurred (including value added tax or any similar tax thereon and including the fees and expenses of legal and other advisers) by that Lender in carrying out its duties as a member of the Steering Committee on or before 31 December 2010.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Duration

9.1.1	The representations and warranties in Clause 9.2 are made on the date of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

9.1.2	The representations and warranties in Clause 9.3 are made on the date of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on the date falling sixty (60) days before the Intended Delivery Date and thereafter on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

9.1.3	The representations and warranties in Clause 9.4 are made on the Delivery Date and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made thereafter on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

9.2	Continuing representations and warranties

The Borrower represents and warrants to each of the Lenders that:

9.2.1	Status

Each Obligor is a company duly organised, constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

9.2.2	Powers and authority

Each of the Obligors has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

9.2.3	Legal validity

This Agreement, each other Transaction Document and each of the Apollo Transaction Documents constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with its respective terms and in entering into this Agreement and borrowing the Loan, the Borrower is acting on its own account.

9.2.4	Non-conflict with laws

The entry into and performance of this Agreement, the other Transaction Documents, the Apollo Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets,

nor result in the creation or imposition of any Encumbrance on an Obligor or its assets pursuant to the provisions of any such agreement or document, except for Permitted Liens.

9.2.5	Consents

Except for:

(a)	the filing of those Security Documents to be filed with the Registrar of Companies in Bermuda; and

(b)	the registration of the Mortgage through the relevant authority of the Maritime Registry,

all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents to which any Obligor is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect except authorisations, approvals, consents, licences, exemptions, filings and registrations required in the normal day to day course of the operation of the Vessel and not already obtained by the Borrower.

9.2.6	Accuracy of information

All information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

9.2.7	Full disclosure

Each Obligor has fully disclosed to the Agent all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

9.2.8	Pari passu or priority status

The claims of the Finance Parties against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Obligor.

9.2.9	Solvency

The Borrower is and shall remain, after the advance to it of the Loan, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

9.2.10	Winding-up, etc.

Subject to clause 10.6 of the Guarantee, neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the reorganisation, winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor has it sought any other relief under any applicable insolvency or bankruptcy law.

9.2.11	Accounts

The consolidated audited accounts of the Guarantor for the period ending on 31 December 2005 (which accounts have been prepared in accordance with GAAP) fairly represent the financial condition of the Guarantor as shown in such audited accounts.

9.2.12	No immunity

None of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

9.2.13	Ownership of shares

All the authorised and issued shares in each of the Borrower and the Manager shall be legally and beneficially owned directly or indirectly by the Guarantor and such structure shall remain so throughout the Security Period unless the prior consent of the Lenders has been obtained. Further, no Event of Default has occurred under clause 11.2 of the Guarantee in respect of the ownership and/or control of the shares in the Guarantor.

9.2.14	Completeness of documents

The copies of the Building Contract, the Management Agreement, the Apollo Transaction Documents and any other relevant third party agreements including but without limitation the copies of any documents in respect of the Insurances delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and, subject to Clauses 10.14 and 10.25, no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

9.2.15	Money laundering

Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and the other Transaction Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

9.3	Semi-continuing representations and warranties

The Borrower represents and warrants to each of the Lenders that:

9.3.1	No default

No event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor or the Builder is a party or by which any Obligor or the Builder may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect, in the opinion of the Agent, on the ability of that Obligor to perform its obligations under the Transaction Documents to which it is a party.

9.3.2	No encumbrances

None of the assets or rights of any Obligor is subject to any Encumbrance except Permitted Liens.

9.3.3	Litigation

No litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the ability of an Obligor to perform its obligations under the Transaction Documents to which it is a party, save as disclosed by the Guarantor in its most recent US Securities Exchange Commission filing.

9.3.4	Tax liabilities

To the best of its knowledge, each of the Obligors has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it including but without limitation any disputed Taxes unless a sufficient reserve has been made pending resolution of the dispute and no material claims are being asserted against any of the Obligors with respect to Taxes, which might, if such claims were successful, have a material adverse effect on the ability of that Obligor to perform its obligations under the Transaction Documents to which it is a party.

9.3.5	Ownership of assets

Each member of the Group has good and marketable title to all its assets which are reflected in the audited accounts referred to in Clause 9.2.11.

9.3.6	Place of business

None of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

9.3.7	Environment

Each of the Obligors:

(a)	is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:

(i)	emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”); or

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (such laws, regulations, conventions and agreements the “Environmental Laws”);

(b)	has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws (“Environmental Approvals”) and is in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(c)	has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:

(i)	the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

(ii)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”); and

there are no circumstances that may prevent or interfere with such full compliance in the future.

There is no material Environmental Claim pending or threatened against any of the Obligors.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors.

9.4	Representations on the Delivery Date

The Borrower further represents and warrants to each of the Lenders that on the Delivery Date the Vessel will be:

9.4.1	in its absolute and unencumbered ownership save as contemplated by the Security Documents;

9.4.2	at least provisionally registered in its name under the laws and flag of the Maritime Registry;

9.4.3	classed with the highest classification available for a vessel of its type free of all recommendations and qualifications with Det Norske Veritas;

9.4.4	operationally seaworthy and in compliance with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the laws and flag of the Maritime Registry;

9.4.5	in compliance with the ISM Code, the ISPS Code and Annex VI;

9.4.6	insured in accordance with the provisions of Clause 10.20 and in compliance with the requirements therein in respect of such insurances; and

9.4.7	managed by the Manager on and subject to the terms set out in the Management Agreement.

10.	UNDERTAKINGS

10.1	Duration

10.1.1	The undertakings in Clauses 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.13, 10.15, 10.17, 10.23, 10.24 and 10.25 shall remain in full force and effect until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

10.1.2	The undertakings in Clauses 10.12, 10.14, 10.16, 10.18, 10.19, 10.20, 10.21 and 10.22 shall apply with effect from, and shall remain in full force and effect after, the date falling sixty (60) days before the Intended Delivery Date until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

10.2	Information

The Borrower will provide to the Agent for the benefit of the Lenders (or will procure the provision of):

10.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its unaudited accounts for that year and a Certified Copy of the audited accounts of the Guarantor and its consolidated Subsidiaries for that year (commencing with accounts made up to 31 December in the year in which the Drawdown Date occurs in the case of the Borrower and with accounts made up to 31 December 2005 in the case of the consolidated accounts of the Guarantor);

10.2.2	as soon as practicable (and in any event within sixty (60) days of the end of each quarter of each financial year) a copy of the unaudited consolidated accounts of the Guarantor for that quarter (commencing with unaudited accounts made up to 30 June 2006);

10.2.3	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the Group as the Agent may request for the benefit of the Finance Parties; and

10.2.4	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding [**] or the equivalent in another currency).

All accounts required under this Clause 10.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 10.2 and in Clause 9.3.5 “Group” shall have the meaning ascribed to it in clause 11.4 of the Guarantee.

10.3	Notification of default

The Borrower will notify the Agent of any Event of Default forthwith upon becoming aware of the occurrence thereof. Upon the Agent’s request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default.

10.4	Consents and registrations

The Borrower will procure that (and will promptly furnish Certified Copies to the Agent on the request of the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Drawdown Date the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

10.5	Negative pledge

The Borrower will not create or permit to subsist any Encumbrance on the whole or any part of its present or future assets, except for the following:

10.5.1	Encumbrances created with the prior written consent of the Lenders; or

10.5.2	Permitted Liens,

[*]

10.6	Disposals

Except with the prior consent of all the Lenders, the Borrower shall not, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of any of its assets except in the case of items being replaced or renewed provided that the net impact is not a reduction in the value of the Vessel provided that the number of vessels in the Group Fleet on the Second Restatement Date shall not be decreased by more than half.

10.7	Change of business

Except with the prior consent of the Agent, the Borrower shall not make or threaten to make any substantial change in its business as presently conducted, namely that of a single ship owning company for the Vessel, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent, the Borrower’s ability to perform its obligations hereunder and the Borrower will procure that the other Obligors continue, throughout the Security Period, to perform their current business activities provided that any change or discontinuation in the business activities of any Obligor (other than the Borrower) in accordance with the Apollo-Related Transactions shall be permitted.

10.8	Mergers

Except with the prior consent of the Lenders, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity.

10.9	Maintenance of status and franchises

The Borrower will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

10.10	Financial records

The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with GAAP.

10.11	Financial indebtedness and subordination of indebtedness

10.11.1	Otherwise than in the ordinary course of business as owner of the Vessel, except as contemplated by this Agreement and except any loan, advance or credit extended by the Guarantor or any member of the Group which is a wholly owned Subsidiary of the Guarantor, the Borrower will not create, incur, assume or allow to exist any financial indebtedness, enter into any finance lease or undertake any material capital commitment (including but not limited to the purchase of any capital asset).

10.11.2	The Borrower shall procure that any and all indebtedness (and in particular with any other Obligor and/or any shareholder of the Guarantor) is at all times fully subordinated to the Security Documents and the obligations of the Borrower hereunder. The Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any shareholder of the Guarantor. Upon the occurrence of an Event of Default the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any other Obligor. In this Clause “fully subordinated” shall mean that any claim of the lender against the Borrower in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Finance Parties under this Agreement and the other Security Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Vessel, her Earnings or Insurances or the Borrower and it will not compete with the Finance Parties or any of them in a liquidation or other winding-up or bankruptcy of the Borrower or in any proceedings in connection with the Vessel, her Earnings or Insurances.

10.12	Pooling of earnings and charters

The Borrower will not enter into in respect of the Vessel, nor permit to exist:

10.12.1	any pooling agreement or other arrangement for the sharing of any of the Earnings or the expenses of the Vessel except with a member of the Group and provided that it does not adversely affect the rights of the Finance Parties under the Assignment of Earnings in the reasonable opinion of the Agent; or

10.12.2	any demise or bareboat charter; or

10.12.3	any charter whereunder two (2) months’ charterhire (or the equivalent thereof) is payable in advance in respect of the Vessel; or

10.12.4	any charter of the Vessel or contract of affreightment or employment which, with the exercise of options for extension, could be for a period longer than thirteen (13) months; or

10.12.5	any charter of the Vessel or contract of affreightment or employment whereunder the hire payable is below approximately the market rate prevailing when the Vessel’s letting or employment is fixed, but if, with the prior written consent of the Agent, the Borrower enters into in respect of the Vessel a charter with a company outside the Group, the Borrower hereby undertakes to execute in favour of the Finance Parties an assignment of such charter and the Earnings therefrom such assignment to be in substantially the form of the Assignment of Earnings and as required by the Agent provided however that the Borrower may in respect of the Vessel enter into a bareboat charter in form approved by the Agent with any company which is a member of the Group provided that if so requested by the Agent and without limitation:

10.12.6	any such bareboat charterer shall enter into such deeds (including but not limited to a subordination and assignment deed), agreements and indemnities as the Agent shall in its sole discretion require prior to entering into the bareboat charter with the Borrower; and

10.12.7	the Borrower shall assign the benefit of any such bareboat charter and its interest in the Insurances to the Finance Parties by way of further security for the Borrower’s obligations under the Security Documents.

10.13	Loans and guarantees by the Borrower

Otherwise than in the ordinary course of business as owner of the Vessel, the Borrower will not make any loan or advance or extend credit to any person, firm or corporation or issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

10.14	Management and employment

Except with the prior consent of the Agent, the Borrower will not:

10.14.1	permit any person other than the Manager to be the manager of, including providing crewing services to, the Vessel;

10.14.2	permit any amendment to be made to the terms of the Management Agreement unless the amendment is advised by the Borrower’s tax counsel or is deemed necessary by the parties thereto to reflect the prevailing circumstances but provided that the amendment does not imperil the security to be provided pursuant to the Security Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents; or

10.14.3	permit the Vessel to be employed other than within the NCL brand.

10.15	Acquisition of shares

The Borrower will not acquire any equity, share capital, assets or obligations of any corporation or other entity or permit its shares to be held other than directly or indirectly by the Guarantor.

10.16	Trading with the United States of America

The Borrower shall in respect of the Vessel take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America (as the same may be amended and/or re-enacted from time to time hereafter) or any similar legislation applicable to the Vessel in any other jurisdiction in which the Vessel shall trade (a “Relevant Jurisdiction”) where the Vessel trades in the territorial waters of the United States of America or a Relevant Jurisdiction and, for this purpose, the Borrower shall, inter alia, enter into a “Carrier Initiative Agreement” with the United States’ Customs Service (if such is possible) or into voluntary arrangements made under the Customs-Trade Partnership Against Terrorism of the United States of America (if such is possible and appropriate to cruise vessels) and procure that the same (or a similar agreement or arrangement in a Relevant Jurisdiction) is maintained in full force and effect and its obligations thereunder performed by it in respect of the Vessel throughout any period of United States of America (including coastal waters over which it claims jurisdiction) or Relevant Jurisdiction related trading.

10.17	Further assurance

The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or the Coface Insurance Policy or securing to the Finance Parties the full benefit of the rights, powers and remedies conferred upon the Finance Parties or any of them in any such Transaction Document.

10.18	Valuation of the Vessel

10.18.1	The Borrower will from time to time (but at intervals no more frequently than annually at the Borrower’s expense unless an Event of Default has occurred and is continuing) within thirty (30) days of receiving any request to that effect from the Agent, procure that the Vessel is valued by an independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrower and approved by the Agent (which approval shall not be unreasonably withheld or delayed and such valuation to be made with or without taking into account the benefit or otherwise of any fixed employment relating to the Vessel as the Agent may require).

10.18.2	If the Borrower does not accept the valuation obtained pursuant to Clause 10.18.1 (the “First Valuation”) it may (at its own expense) within five (5) Business Days of receipt of the First Valuation obtain a second valuation (the “Second Valuation”) from another independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrower and approved by the Agent which approval shall not be unreasonably withheld or delayed.

10.18.3	If the Second Valuation exceeds the First Valuation by a margin of no less than ten per cent. (10%) of the First Valuation the Borrower may at its expense forthwith upon receipt of the Second Valuation request the shipbrokers and/or shipvaluers appointed pursuant to Clauses 10.18.1 and 10.18.2 to obtain a third valuation (the “Third Valuation”) from a further independent reputable shipbroker or shipvaluer experienced in valuing cruise ships approved by the Agent such approval not to be unreasonably withheld or delayed. Subject to the Third Valuation being made available within five (5) Business Days of the date of the Second Valuation, the valuation of the Vessel will be determined on the basis of the average of the three valuations so obtained. If the Third Valuation is not made available within the aforementioned time limit, the Vessel shall be valued on the basis of the average of the First Valuation and the Second Valuation.

10.18.4	The Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 10.18 a copy thereof is sent directly to the Agent for review.

10.19	Earnings

The Borrower will procure that the Earnings (if any) are paid in full without set off and free and clear of and without deduction for any taxes levies duties imposts charges fees restrictions or conditions of any nature whatsoever.

10.20	Insurances

The Borrower covenants with the Finance Parties and undertakes:

10.20.1	from the Delivery Date until the end of the Security Period to insure the Vessel in its name and keep the Vessel insured on an agreed value basis for an amount in the currency in which the Loan is denominated approved by the Agent but not being less than the greater of:

(a)	one hundred and twenty five per cent. (125%) of the amount of the Loan; and

(b)	the full market and commercial value of the Vessel determined in accordance with Clause 10.18 from time to time through internationally recognised independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Agent in each instance on terms and conditions approved by the Agent including as to deductibles but at least in respect of:

(i)	fire and marine risks including but without limitation hull and machinery and all other risks customarily and usually covered by first-class and prudent shipowners in the London insurance markets under English marine policies or Agent-approved policies containing the ordinary conditions applicable to similar vessels;

(ii)	war risks and war risks (protection and indemnity) up to the insured amount;

(iii)	excess risks that is to say the proportion of claims for general average and salvage charges and under the running down clause not recoverable in consequence of the value at which the Vessel is assessed for the purpose of such claims exceeding the insured value;

(iv)	protection and indemnity risks with full standard coverage as offered by first-class protection and indemnity associations and up to the highest limit of liability available (for oil pollution risk the highest limit currently available is one billion Dollars (USD1,000,000,000) and this to be increased if reasonably requested by the Agent and the increase is possible in accordance with the standard protection and indemnity cover for vessels of its type and is compatible with prudent insurance practice for first class cruise shipowners or operators in waters where the Vessel trades from time to time from the Delivery Date until the end of the Security Period);

(v)	when and while the Vessel is laid-up, in lieu of hull insurance, normal port risks; and

(vi)	such other risks as the Agent may from time to time reasonably require;

and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage provided that if any of such insurances are also effected in the name of any other person (other than the Borrower and/or a Finance Party) such person shall if so required by the Agent execute a first priority assignment of its interest in such insurances in favour of the Finance Parties in similar terms mutatis mutandis to the Assignment of Insurances;

10.20.2	to agree that the Agent shall take out mortgagee interest insurance on such conditions as the Agent may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed each for an amount in the currency in which the Loan is denominated of one hundred and ten per cent. (110%) of the amount of the Loan, the Borrower having no interest or entitlement in respect of such policies; the Borrower shall upon demand of the Agent reimburse the Agent for the costs of effecting and/or maintaining any such insurance(s) and the Agent hereby undertakes to use its reasonable endeavours to match the premium level that the Borrower would have paid if the Borrower itself had arranged such cover on such conditions (as demonstrated to the reasonable satisfaction of the Agent);

10.20.3	if the Vessel shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the “EEZ”) as such term is defined in the US Oil Pollution Act 1990 (“OPA”), to comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which the Vessel presently trades or may or will trade at any time during the existence of this Agreement and in particular before such trade is commenced and during the entire period during which such trade is carried on:

(a)	to pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to it for the Vessel in the market;

(b)	to make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Agent copies of such declarations;

(c)	to submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Agent copies of reports made in respect of such surveys;

(d)	to implement any recommendations contained in the reports issued following the surveys referred to in Clause 10.20.4(c) within the time limit specified therein and to provide evidence satisfactory to the Agent that the protection and indemnity insurers are satisfied that this has been done;

(e)	in particular strictly to comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the Borrower or the Vessel with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and to provide the Agent on demand with such information or evidence as it may reasonably require of such compliance;

(f)	to procure that the protection and indemnity insurances do not contain a clause excluding the Vessel from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and to provide the Agent with evidence that this is so; and

(g)	strictly to comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times the Vessel falls within the provisions which limit strict liability under OPA for oil pollution;

10.20.4	to give notice forthwith of any assignment of its interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Agent;

10.20.5	to execute and deliver all such documents and do all such things as may be necessary to confer upon the Finance Parties legal title to the Insurances in respect of the Vessel and to procure that the interest of the Finance Parties is at all times filed with all slips, cover notes, policies and certificates of entry and to procure (a) that a loss payable clause in the form approved by the Agent shall be filed with all the hull, machinery and equipment and war risks policies in respect of the Vessel and (b) that a loss payable clause in the form approved by the Agent shall be endorsed upon the protection and indemnity certificates of entry in respect of the Vessel;

10.20.6	to procure that each of the relevant brokers and associations furnishes the Agent with a letter of undertaking in such form as may be required by the Agent and waives any lien for premiums or calls except in relation to premiums or calls solely attributable to the Vessel;

10.20.7	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances on the Vessel and to produce all relevant receipts when so required by the Agent;

10.20.8	to renew each of the Insurances on the Vessel at least five (5) days before the expiry thereof and to give immediate notice to the Agent of such renewal and to procure that the relevant brokers or associations shall promptly confirm in writing to the Agent that such renewal is effected it being understood by the Borrower that any failure to renew the Insurances on the Vessel at least five (5) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default;

10.20.9	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association;

10.20.10	to furnish the Agent from time to time on request with full information about all Insurances maintained on the Vessel and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed;

10.20.11	not to agree to any variation in the terms of any of the Insurances on the Vessel without the prior approval of the Agent nor to do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit the Vessel to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose;

10.20.12	not without the prior written consent of the Agent to settle, compromise or abandon any claim in respect of any of the Insurances on the Vessel other than a claim of less than ten million Dollars (USD10,000,000) or the equivalent in any other currency and not being a claim arising out of a Total Loss;

10.20.13	promptly to furnish the Agent with full information regarding any casualties or other accidents or damage to the Vessel involving an amount in excess of [**];

10.20.14	to apply or ensure the appliance of all such sums receivable in respect of the Insurances on the Vessel for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance monies shall have been received;

10.20.15	that in the event of it making default in insuring and keeping insured the Vessel as hereinbefore provided then the Agent may (but shall not be bound to) insure the Vessel or enter the Vessel in such manner and to such extent as the Agent in its discretion thinks fit and in such case all the cost of effecting and maintaining such insurance together with interest thereon at the Interest Rate shall be paid on demand by the Borrower to the Agent; and

10.20.16	to agree that the Agent shall be entitled from time to time (but at intervals no more frequently than annually at the Borrower’s expense up to an amount of ten thousand euro (EUR10,000) annually, except in the case that the Delivery Date and any renewal or amendment of the Insurances to be assigned to the Finance Parties pursuant to the Assignment of Insurances fall within one (1) year of each other or such Insurances are amended within one (1) year of the Delivery Date or their renewal (as the case may be)) to instruct independent reputable insurance advisers for the purpose of obtaining any advice or information regarding any matter concerning the Insurances which the Agent shall at its sole discretion deem necessary, it being hereby specifically agreed that it shall reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the instruction of such advisers as aforesaid.

10.21	Operation and maintenance of the Vessel

From the Delivery Date until the end of the Security Period at its own expense the Borrower will:

10.21.1	keep the Vessel in a good and efficient state of repair so as to maintain it to the highest classification notation available for the Vessel of its age and type free of all recommendations and qualifications with Det Norske Veritas. On the Delivery Date and annually thereafter, it will furnish to the Agent a statement by such classification society that such classification notation is maintained. It will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to the Vessel and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of the Vessel. It will not make any substantial modifications or alterations to the Vessel or any part thereof which would reduce the market and commercial value of the Vessel determined in accordance with Clause 10.18 without the prior consent of the Agent;

10.21.2	submit the Vessel to continuous survey in respect of its machinery and hull and such other surveys as may be required for classification purposes and, if so required by the Agent, supply to the Agent copies in English of the survey reports;

10.21.3	permit surveyors or agents appointed by the Agent to board the Vessel at all reasonable times to inspect its condition or satisfy themselves as to repairs proposed or already carried out and afford all proper facilities for such inspections;

10.21.4	comply, or procure that the Manager will comply, with the ISM Code (as the same may be amended from time to time) or any replacement of the ISM Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:

(a)	hold, or procure that the Manager holds, a valid Document of Compliance duly issued to the Borrower or the Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate duly issued to the Vessel pursuant to the ISM Code;

(b)	provide the Agent with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued; and

(c)	keep, or procure that there is kept, on board the Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate;

10.21.5	comply, or procure that the Manager will comply, with the ISPS Code (as the same may be amended from time to time) or any replacement of the ISPS Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISPS Code and at all times thereafter:

(a)	keep, or procure that there is kept, on board the Vessel the original of the International Ship Security Certificate; and

(b)	keep, or procure that there is kept, on board the Vessel a copy of the ship security plan prepared pursuant to the ISPS Code;

10.21.6	comply with Annex VI (as the same may be amended from time to time) or any replacement of Annex VI (as the same may be amended from time to time) and in particular, without limitation, to:

(a)	procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI; and

(b)	maintain for the Vessel throughout the Security Period a valid and current IAPPC and provide a copy to the Agent; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC;

10.21.7	not employ the Vessel or permit its employment in any trade or business which is forbidden by any applicable law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose the Vessel to penalties. In the event of hostilities in any part of the world (whether war be declared or not) it will not employ the Vessel or permit its employment in carrying any contraband goods;

10.21.8	promptly provide the Agent with (a) all information which the Agent may reasonably require regarding the Vessel, its employment, earnings, position and engagements (b) particulars of all towages and salvages and (c) copies of all charters and other contracts for its employment and otherwise concerning it;

10.21.9	give notice to the Agent promptly and in reasonable detail upon the Borrower or any other Obligor becoming aware of:

(a)	accidents to the Vessel involving repairs the cost of which will or is likely to exceed [**];

(b)	the Vessel becoming or being likely to become a Total Loss;

(c)	any recommendation or requirement made by any insurer or classification society or by any competent authority which is not complied with, or cannot be complied with, within any time limit relating thereto and that might reasonably affect the maintenance of either the Insurances or the classification of the Vessel;

(d)	any writ or claim served against or any arrest of the Vessel or the exercise of any lien or purported lien on the Vessel, her Earnings or Insurances;

(e)	the Vessel ceasing to be registered under the flag of the Maritime Registry or anything which is done or not done whereby such registration may be imperilled;

(f)	it becoming impossible or unlawful for it to fulfil any of its obligations under the Security Documents; and

(g)	anything done or permitted or not done in respect of the Vessel by any person which is likely to imperil the security created by the Security Documents;

10.21.10	promptly pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Vessel and keep proper books of account in respect thereof provided always that the Borrower shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds [**] shall forthwith be provided to the Agent. As and when the Agent may so require the Borrower will make such books available for inspection on behalf of the Agent and provide evidence satisfactory to the Agent that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew’s wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

10.21.11	maintain the type of the Vessel as at the Delivery Date and not put the Vessel into the possession of any person without the prior consent of the Agent for the purpose of work being done on it in an amount exceeding or likely to exceed [**] unless such person shall first have given to the Agent a written undertaking addressed to the Agent in terms satisfactory to the Agent agreeing not to exercise a lien on the Vessel or her Earnings for the cost of such work or for any other reason;

10.21.12	promptly pay and discharge all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Vessel under the laws of all countries to whose jurisdiction the Vessel may from time to time be subject and in particular the Borrower hereby agrees to indemnify and hold the Finance Parties, their successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all claims, losses, liabilities, damages, expenses (including attorneys, fees and expenses and consultant fees) and injuries of any kind whatsoever asserted against the Finance Parties, with respect to or as a result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Vessel or other properties owned or operated by the Borrower of any hazardous substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies, regardless of whether or not caused by or within the control of the Borrower subject to the following:

(a)	it is the parties’ understanding that the Finance Parties do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Vessel or any other properties and operations owned or operated by the Borrower, nor in the past, presently, or intend in the future to, maintain an ownership interest in the Vessel or any other properties owned or operated by the Borrower except as may arise upon enforcement of the Lenders’ rights under the Mortgage;

(b)	the indemnity and hold harmless contained in this Clause 10.21.12 shall not extend to the Finance Parties in their capacity as equity investors in the Borrower or as an owner of any property or interest as to which the Borrower is also owner but only to their capacity as lenders, holders of security interests or beneficiaries of security interests; and

(c)	unless and until an Event of Default shall have occurred and without prejudice to the right of each Lender to be indemnified pursuant to this Clause 10.21.12:

(i)	each Lender will, if it is reasonably practicable to do so, notify the Borrower upon receiving a claim in respect of which the relevant Lender is or may become entitled to an indemnity under this Clause 10.21.12;

(ii)	subject to the prior written approval of the relevant Lender which the Lender shall have the right to withhold, the Borrower will be entitled to take, in the name of the relevant Lender, such action as the Borrower may see fit to avoid, dispute, resist, appeal, compromise or defend any such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this Clause 10.21.12 or to recover the same from any third party, subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred; and

(iii)	the relevant Lender will, to the extent that it is reasonably practicable to do so, seek the approval of the Borrower (such approval not to be unreasonably withheld or delayed) before making any admission of liability, agreement or compromise with a third party, or any payment to a third party, in respect of such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this Clause 10.21.12 and, to the extent that the Borrower is entitled to take action in accordance with sub-clause (ii) above and subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred, the relevant Lender will provide such information, assistance and other co-operation as the Borrower may reasonably request in connection with such action, provided always that the Borrower shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed [**] shall be forthwith provided to the Agent. If the Vessel is arrested or detained for any reason it will procure its immediate release by providing bail or taking such other steps as the circumstances may require;

10.21.13	give to the Agent at such times as it may from time to time reasonably require a certificate, duly signed on its behalf, as to the total amount of any debts, damages and liabilities relating to the Vessel and details of such of those debts, damages and liabilities as are over a certain amount to be specified by the Agent at the relevant time and, if so required by the Agent, forthwith discharge such of those debts, damages and liabilities as the Agent shall require other than those being contested in good faith; and

10.21.14	maintain the registration of the Vessel under and fly the flag of the Maritime Registry and not do or permit anything to be done whereby such registration may be forfeited or imperilled.

10.22	Dividends

The Borrower will procure that any dividends or other distributions and interest paid or payable in connection with such dividends or other distributions will be received promptly by the Guarantor directly or indirectly from the Borrower’s shareholder (if such shareholder is not the Guarantor) by way of dividend.

10.23	Irrevocable payment instructions

The Borrower shall not modify, revoke or withhold the payment instructions set out in Clause 3.2 without the agreement of the Builder (in the case of Clause 3.2.1 only), the Agent and the Lenders.

10.24	“Know your customer” checks

If:

10.24.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

10.24.2	any change in the status of a Borrower after the date of this Agreement; or

10.24.3	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 10.24.3, any prospective New Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 10.24.3, on behalf of any prospective New Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.6.1(c), any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

10.25	Building Contract

The Borrower shall not substantially modify the Building Contract, directly or indirectly, if, by reason of regulations which apply to a Lender, such modification would make such Lender’s Commitment impossible to fulfil or would change the substance or form of its Commitment. The Borrower may, therefore, submit to the Lenders any proposals for modification which, in its opinion, might have such a consequence, and the Lenders will indicate in a timely manner whether the modification proposed will allow the Loan to be maintained.

On or about the last day of each successive period of three (3) months commencing on the date of this Agreement and on the date of the Drawdown Notice, the Borrower undertakes to provide the Agent with a copy of any Change Order entered into during that three (3) month or other period. The Borrower also undertakes to notify the Agent of any change in the Intended Delivery Date as soon as practicable after the change has occurred.

11.	PREPAYMENT

11.1	The Borrower may prepay all or part of the Loan (but if in part being an amount that reduces the Loan by a minimum amount of one (1) repayment instalment of principal of the Loan together with interest thereon) without penalty provided the prepayment is made on the relevant interest payment date and one (1) month’s prior written notice indicating the intended date of prepayment is given to the Agent, but compensation shall be payable to the Lenders in the sum of:

11.1.1	the difference (if positive), calculated by the Lenders, between the actual cost for the Lenders of the funding for the Loan and the rate of interest for the monies to be invested by the Lenders, applied to the amounts so prepaid for the period from said prepayment until the next interest prepayment date (if prepayment does not occur on an interest payment date). Details of any such calculation shall be supplied to the Borrower by the Lenders; and

11.1.2	the charges (if any) imposed on the Lenders by the French Authorities (funding or breakage costs of the French Authority in charge of monitoring the CIRR).

11.2	Any prepayment of the whole of the Loan shall be made together with all other sums due under this Agreement.

11.3	Amounts prepaid shall be applied in accordance with Clause 17.

11.4	Amounts prepaid may not be reborrowed.

12.	INTEREST ON LATE PAYMENTS

12.1	Without prejudice to the provisions of Clause 13 and without this Clause in any way constituting a waiver of terms of payment, all sums due by the Borrower under this Agreement will automatically bear interest on a day to day basis from the date when they are payable until the date of actual payment at a rate per annum equal to the higher of:

12.1.1	EONIA plus [**]; and

12.1.2	the CIRR plus [**].

Such interest will itself bear interest at the above rate if it is due for an entire year.

13.	ACCELERATION - EVENTS OF DEFAULT

13.1	If any one of the Events of Default set out in Clause 13.2 occurs and is continuing:

13.1.1	if the Loan has not been drawn down, no drawing under the Loan may be requested from the Lenders; or

13.1.2	if the Loan has already been drawn down, the Lenders may require immediate payment of the outstanding principal amount of the Loan (including but without limitation the amount representing the financed Coface Premium) together with all other sums due under this Agreement:

13.2	The following are the Events of Default referred to in Clause 13.1:

13.2.1	Non-payment

The Borrower or any other Obligor does not pay on the due date any amount of principal or interest of the Loan (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 13.2.1 until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) Business Days of the due date any other amount payable by it under any Security Document to which it may at any time be a party including but without limitation any amount payable by the Guarantor under the Guarantee, at the place and in the currency in which it is expressed to be payable.

13.2.2	Breach of other obligations

(a)	Any Obligor fails to comply with any provision of any Security Document and in particular but without limitation any failure by the Guarantor to comply with the provisions of Clauses 9 (General Undertakings: Positive Covenants), 10 (General Undertakings: Negative Covenants) and/or 11 (Financial Undertakings and Ownership and Control of the Guarantor) of the Guarantee or there is any breach in the sole opinion of the Agent of any of the Transaction Documents.

If the Loan has already been drawn down, an Event of Default shall not have arisen if the failure (if in the opinion of the Agent in its sole discretion it is capable of remedy) has been remedied within a period of thirty (30) days from the date of its occurrence, if the failure was known to that Obligor, or from the date the relevant Obligor is notified by the Agent of the failure, if the failure was not known to that Obligor, unless in any such case as aforesaid the Agent in its sole discretion considers that the failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders; or

(b)	If there is a repudiation or termination of any Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

13.2.3	Misrepresentation

Any representation, warranty or statement made or repeated in, or in connection with, any Transaction Document or the Coface Insurance Policy or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

13.2.4	Cross default

(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the Group;

(b)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise;

(c)	Any Encumbrance over any assets of any member of the Group becomes enforceable;

(d)	Any other Financial Indebtedness of any member of the Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default;

PROVIDED THAT:

(i)	No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than [*]; and

(ii)	Financial Indebtedness being contested by the Borrower in good faith will be disregarded for a period of [*] days from its occurrence if full details of the dispute are submitted to the Agent forthwith upon its occurrence. If the dispute remains unresolved for a period of more than [*] from its occurrence, this Clause 13.2.4(ii) shall not apply to that Financial Indebtedness.

13.2.5	Winding-up

Subject to clause 10.6 of the Guarantee, any order is made or an effective resolution passed or other action taken for the suspension of payments or reorganisation, dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the Group.

13.2.6	Moratorium or arrangement with creditors

A moratorium in respect of all or any debts of any member of the Group or a composition or an arrangement with creditors of any member of the Group or any similar proceeding or arrangement by which the assets of any member of the Group are submitted to the control of its creditors is applied for, ordered or declared or, [*].

13.2.7	Appointment of liquidators etc.

A liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer is appointed in respect of any member of the Group or in respect of all or any substantial part of the assets of any member of the Group and in any such case such appointment is not withdrawn within thirty (30) days (the “Grace Period”) unless the Agent considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

13.2.8	Insolvency

Any member of the Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

13.2.9	Legal process

Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the Group and remains undischarged for a period of twenty one (21) days or any uninsured judgment in excess of [**] following final appeal remains unsatisfied for a period of thirty (30) days in the case of a judgment made in the United States of America and otherwise for a period of sixty (60) days PROVIDED THAT no Event of Default shall be deemed to have occurred unless the distress, execution, attachment or other process adversely affects any Obligor’s ability to meet any of its material obligations under this Agreement or the other Security Documents or cause to occur any of the events specified in Clauses 13.2.5 to 13.2.8 (the determination of which shall be in the Agent’s sole discretion).

13.2.10	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in Clauses 13.2.5 to 13.2.9 shall occur under the laws of any applicable jurisdiction.

13.2.11	Cessation of business

Subject to clause 10.6 of the Guarantee, any member of the Group ceases to carry on all or a substantial part of its business.

13.2.12	Revocation of consents

Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Agent is satisfied in its sole discretion that the Lenders’ interests might reasonably be expected to be materially adversely affected.

13.2.13	Unlawfulness

At any time it is unlawful or impossible for any Obligor to perform any of its material (to the Finance Parties or any of them) obligations under any Transaction Document to which it is a party or it is unlawful or impossible for the Finance Parties or any Lender to exercise any of their or its rights under any of the Transaction Documents, provided that no Event of Default shall be deemed to have occurred where:

(a)	the unlawfulness or impossibility preventing any Obligor from performing its obligations (other than its payment obligations under this Agreement, the other Transaction Documents) is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Obligor within the aforesaid period, performs its obligation(s) (except where the unlawfulness or impossibility adversely affects any Obligor’s payment obligations under this Agreement, the other Transaction Documents (the determination of which shall be in the Agent’s sole discretion) in which case the following provisions of this Clause 13.2.13 shall not apply); and/or

(b)	where a Finance Party was aware of the default and could, in its sole discretion, mitigate the consequences of the unlawfulness or impossibility. The reasonable costs of mitigating the consequences of the unlawfulness or impossibility shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by the Finance Party with third parties.

13.2.14	Insurances

The Borrower fails to insure the Vessel in the manner specified in Clause 10.20 or fails to renew the Insurances at least five (5) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent.

13.2.15	Disposals

If the Borrower or any other member of the Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

13.2.16	Prejudice to security

Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Security Documents.

13.2.17	Material adverse change

Any material adverse change in the business, assets or financial condition of any Obligor occurs which in the reasonable opinion of the Agent would or might reasonably be expected to affect the ability of that Obligor duly to perform any of its material obligations under any Security Document to which it is or may at any time be a party. For the purposes of this Clause 13.2.17 and without prejudice to the generality of the expression “material obligations” any payment obligations of any Obligor shall be deemed material.

13.2.18	Governmental intervention

The authority of any member of the Group in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the Group and the Agent is satisfied, in its sole discretion, that the Lenders’ interest might reasonably be expected to be materially adversely affected.

13.3	If at any time during the period commencing on the day after the date of this Agreement and ending on the date falling sixty (60) days before the Intended Delivery Date (the “Limited Period”) any event should occur that would constitute an Event of Default, the Agent shall not be entitled to serve a notice under Clause 13.4 unless during the Limited Period:

13.3.1	there is a failure by an Obligor to perform any material obligation under the Transaction Documents on the relevant due date or within any applicable grace period, including but without limitation if the Guarantor fails to provide to the Agent the statement referred to in Clause 3.1.4 in the manner described in that Clause; or

13.3.2	the relevant event would imperil the security created by the Guarantee.

In no event shall the provisions of this Clause 13.3 be interpreted as a waiver of the Agent’s right to serve a notice under Clause 13.4 in respect of any Event of Default which has occurred and is continuing on the date falling sixty (60) days before the Intended Delivery Date.

13.4	Notice of any Event of Default and/or of the acceleration of the payment of the principal of the Loan, interest thereon and all other sums due under this Agreement shall be given by the Agent in accordance with Clause 27.

13.5	In no event shall any delay in exercising the Lenders’ right to require advance repayment be interpreted as a waiver of this right.

13.6	Furthermore, in case of such accelerated repayment following an Event of Default, the Borrower shall be liable to pay to the Agent, in addition to the Coface Premium pursuant to Clause 6, compensation calculated as provided for in Clause 11.

13.7	Following an Event of Default and for so long as the same is continuing, the Borrower irrevocably authorises the Agent and the Lenders to apply any credit balance to which the Borrower is entitled upon any account of the Borrower with any branch of any of the Agent and the Lenders in or towards satisfaction of any sum due to the Agent or any Lender hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than the required currency to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of the required currency which the Agent or the Lender (as the case may be) could obtain by exchanging such currency for the required currency at the rate of exchange at which its Facility Office would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for the required currency for immediate delivery.

13.8	In the event that the accelerated amount is received by the Agent before the date of normal maturity of the accelerated interest payments, the Borrower shall, subject to no sums remaining due to the Lenders from the Borrower, be entitled to refund of interest for the actual number of days between the date on which the Lenders received the amount and the normal date for payment of such amount.

14.	MANDATORY PREPAYMENT

14.1	Subject to Clause 14.2, the Borrower shall forthwith prepay the outstanding principal amount of the Loan (including but without limitation the amount representing the financed Coface Premium) together with all other sums due under this Agreement if:

14.1.1	the Vessel shall become a Total Loss; or

14.1.2	if the Coface Insurance Policy is modified, suspended, terminated or rescinded unless caused by the wilful misconduct or gross negligence of a Finance Party.

14.2	However, if the Vessel shall become a Total Loss (but without prejudice to the Lenders’ rights to receive the proceeds of the Insurances or Compulsory Acquisition forthwith upon collection as may be provided for in the Mortgage and/or the Assignment of Insurances), the Borrower shall not be required to pay its indebtedness under this Agreement earlier than the date which is one hundred and fifty (150) days after the Total Loss Date.

14.3	The provisions of Clause 11 shall apply mutatis mutandis to any prepayment pursuant to this Clause 14.

15.	CURRENCY OF PAYMENT

The funds for payment of all sums due by the Borrower under this Agreement, shall be paid in euro or Dollars (in the case that the payment is due in Dollars) to the credit of:

15.1.1	BNP Paribas, Paris, Swift code: [**], IBAN: [**], under the following reference: “BFI/LSI/BOCI Crédits Acheteurs - Commercial Loan Hull No D 33 dated 22 September 2006” in the case of euro; and

15.1.2	the account of BNP Paribas, Paris, Swift code: [**], account number [**] with BNP Paribas S.A., The Equitable Building, 787 Seventh Avenue, New York, New York NY 10019, Swift code: [**], under the following reference: “BFI/LSI/BOCI Crédits Acheteurs - Commercial Loan Hull No D 33 dated 22 September 2006” in the case of Dollars.

These sums must be credited before 11.00 a.m. Paris time or 11.00 a.m. New York time (in the case that the payment is in Dollars) in freely transferable and convertible currency. For each payment to be made, the Borrower shall notify the Agent on the third Business Day prior to the due payment date that it will issue instructions to its bank (which shall be named in such notification) to make the relevant payment.

16.	SECURITY

All the Borrower’s payment obligations under this Agreement shall be secured by:

16.1.1	the Guarantee to be signed within ten (10) Business Days of the date of this Agreement in favour of the Finance Parties;

16.1.2	the Mortgage to be executed and registered in favour of the Finance Parties forthwith upon delivery of the Vessel; and

16.1.3	the Assignment of Warranty Rights, the Assignment of Insurances, the Assignment of Earnings and the Assignment of Management Agreement to be executed in favour of the Finance Parties forthwith upon delivery of the Vessel.

17.	APPLICATION OF SUMS RECEIVED

All sums received under this Agreement by the Agent, on behalf of the Lenders, or by any of the Lenders for any reason whatsoever will, without prejudice to complementary provisions of the Mortgage, be applied:

17.1.1	in priority, to payments of any kind due or in arrears in the order of their due payment dates and first, to fees, charges and expenses, second, to interest payable pursuant to Clause 12, third, to interest payable pursuant to Clause 4, fourth, to the principal of the Loan payable pursuant to Clause 4 and, fifth, to any other sums due under this Agreement and, if relevant, pro rata to each of the Lenders; or

17.1.2	if no payments are in arrears or if these payments have been discharged as set out above, then and to sums remaining due under this Agreement and, if relevant, pro rata to each of the Lenders and in each case in inverse order of maturity, the interest being recalculated accordingly.

18.	CHANGES TO THE LENDERS

18.1	Assignments and transfers by the Lenders

Subject to this Clause 18, a Lender (the “Existing Lender”) may:

18.1.1	assign its rights; or

18.1.2	transfer by novation its rights and obligations,

to another bank or financial institution which is authorised by the French Authorities to enter into French export credits benefiting from the CIRR (the “New Lender”).

18.2	Conditions of assignment or transfer

18.2.1	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

18.2.2	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed.

18.2.3	The assignment or transfer must be with respect to a minimum Commitment of [**] or, if less, the Existing Lender’s full Commitment.

18.2.4	An assignment will only be effective on:

(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

18.2.5	A transfer will only be effective if the procedure set out in Clause 18.5 is complied with.

18.2.6	If:

(a)	a Lender assigns or transfers its rights or obligations under the Security Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 8, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

18.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of [**]. The New Lender shall also pay to the Agent, upon demand, all reasonable costs and expenses, duties and fees, including but without limitation legal costs and out of pocket expenses, incurred by the Agent or the Lenders in connection with any necessary amendment to or supplementing of the Transaction Documents or any of them or the Coface Insurance Policy as a consequence of the assignment or transfer.

18.4	Limitation of responsibility of Existing Lenders

18.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Security Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Security Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Security Document or any other document,

and any representations or warranties implied by law are excluded.

18.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Security Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Security Documents or any Commitment is in force.

18.4.3	Nothing in any Security Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 18; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Security Documents or otherwise.

18.5	Procedure for transfer

18.5.1	Subject to the conditions set out in Clause 18.2 a transfer is effected in accordance with Clause 18.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 18.5.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

18.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

18.5.3	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Security Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Security Documents and their respective rights against one another under the Security Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Mandated Lead Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Security Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

18.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

18.7	Permitted disclosure

Any Finance Party may disclose to any of its Affiliates and to the following other persons:

18.7.1	any person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

18.7.2	any person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

18.7.3	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

18.7.4	any other Finance Party, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

18.7.5	Coface, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

18.7.6	the Guarantor or any other member of the Group, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties; or

18.7.7	auditors, insurance and reinsurance brokers, insurers and reinsurers and professional advisers, including legal advisers, which need to know such information,

any information about any Obligor, this Agreement and the other Security Documents as that Finance Party shall consider appropriate. Each of the Finance Parties may also disclose to the Builder, or any employee, officer, director or representative of the Builder which needs to know such information or receive such document in the course of such person’s employ or duties, such information about any Obligor, this Agreement and the other Security Documents as that Finance Party reasonably considers normal practice for a French export credit.

Each of the Finance Parties acknowledges that all information received now or in the future from or on behalf of the Obligors under or pursuant to or in connection with the Transaction Documents or the Coface Insurance Policy (other than any information which is in the public domain other than as a result of a breach of this Clause) is confidential information and undertakes to advise this fact to any recipient of any such information under this Clause.

19.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Security Documents without the unanimous consent of the Lenders.

20.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

20.1	Appointment of the Agent

20.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with this Agreement and the other Security Documents and the Coface Insurance Policy.

20.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

20.2	Duties of the Agent

20.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

20.2.2	Except where a Security Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

20.2.3	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Finance Parties.

20.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

20.2.5	The Agent’s duties under the Security Documents are solely administrative in nature.

20.3	Role of the Mandated Lead Arrangers

None of the Mandated Lead Arrangers has any obligations of any kind to any other Party under or in connection with any Transaction Document or the Coface Insurance Policy.

20.4	No fiduciary duties

20.4.1	Nothing in this Agreement constitutes the Agent or any of the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

20.4.2	Neither the Agent nor any of the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

20.5	Business with the Guarantor

The Agent and each of the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate or Subsidiary of the Guarantor.

20.6	Rights and discretions of the Agent

20.6.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

20.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 13.2); and

(b)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.

20.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

20.6.4	The Agent may act in relation to the Security Documents through its personnel and agents.

20.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as the Agent under this Agreement.

20.6.6	Notwithstanding any other provision of any Security Document to the contrary, neither the Agent nor any of the Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

20.7	Lenders’ instructions

20.7.1	Unless a contrary indication appears in a Security Document, the Agent shall:

(a)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Lenders (or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Agent); and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.

20.7.2	Unless a contrary indication appears in a Security Document, any instructions given by the Lenders will be binding on all the Finance Parties.

20.7.3	The Agent may refrain from acting in accordance with the instructions of the Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated value added tax) which it may incur in complying with the instructions.

20.7.4	In the absence of instructions from the Lenders the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

20.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Security Document.

20.8	Responsibility for documentation

The Agent is not responsible for:

20.8.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Transaction Document or the Coface Insurance Policy; or

20.8.2	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Coface Insurance Policy or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or the Coface Insurance Policy.

20.9	Exclusion of liability

20.9.1	Without limiting Clause 20.9.2, the Agent will not be liable for any action taken by it under or in connection with any Security Document, unless directly caused by its gross negligence or wilful misconduct.

20.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Security Document and any officer, employee or agent of the Agent may rely on this Clause.

20.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Security Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

20.9.4	Nothing in this Agreement shall oblige the Agent or a Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or a Mandated Lead Arranger.

20.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Security Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Security Document).

20.11	Resignation of the Agent

20.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

20.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Lenders (after consultation with the Borrower) may appoint a successor Agent.

20.11.3	If the Lenders have not appointed a successor Agent in accordance with Clause 20.11.2 within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

20.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Security Documents.

20.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

20.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Security Documents but shall remain entitled to the benefit of this Clause 20. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.11.7	After consultation with Coface, the Lenders may, by notice to the Agent, require it to resign in accordance with Clause 20.11.2. In this event, the Agent shall resign in accordance with Clause 20.11.2.

20.12	Confidentiality

20.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

20.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

20.13	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

20.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Security Document, each Lender confirms to the Agent and each of the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Security Document including but not limited to:

20.14.1	the financial condition, status and nature of the Guarantor and each Subsidiary of the Guarantor;

20.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Security Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Security Document;

20.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Security Document, the transactions contemplated by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Security Document; and

20.14.4	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Security Document, the transactions contemplated by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Security Document.

20.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Security Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Security Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Security Documents that Party shall be regarded as having received any amount so deducted.

21.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

21.1	No provision of this Agreement will:

21.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

21.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

21.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

22.	SHARING AMONG THE FINANCE PARTIES

22.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 23 and applies that amount to a payment due under the Security Documents then:

22.1.1	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

22.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 17 and Clause 23), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

22.1.3	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 17 and Clause 23.

22.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 17 and Clause 23.

22.3	Recovering Finance Party’s rights

22.3.1	On a distribution by the Agent under Clause 22.2, the Recovering Finance Party will, if possible under the relevant applicable laws, be subrogated to the rights of the Finance Parties which have shared in the redistribution.

22.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 22.3.1, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

22.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

22.4.1	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 22.4 shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

22.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

22.5	Exceptions

22.5.1	This Clause 22 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

22.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

23.	PAYMENT MECHANICS

23.1	Payments to the Agent

23.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Security Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Security Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

23.1.2	Payment shall be made to such account in a principal financial centre in a Participating Member State or London (or, in the case of any other currency, in the principal financial centre of the country of that currency) with such bank as the Agent specifies.

23.2	Distributions by the Agent

Each payment received by the Agent under the Security Documents for another Party shall, subject to Clause 23.3, Clause 23.4 and Clause 20.15 be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in a principal financial centre in a Participating Member State or London (or, in the case of any other currency, in the principal financial centre of the country of that currency).

23.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 13.7 apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Security Documents or in or towards purchase of any amount of any currency to be so applied.

23.4	Clawback

23.4.1	Where a sum is to be paid to the Agent under the Security Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

23.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

23.5	No set-off by Obligors

All payments to be made by an Obligor under the Security Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.6	Business Days

23.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

23.6.2	During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on the principal or unpaid sum at the rate payable on the original due date.

23.7	Currency of account

23.7.1	Subject to Clauses 23.7.2 and 23.7.3 euro is the currency of account and payment for any sum from an Obligor under any Security Document.

23.7.2	Each payment in respect of costs, expenses or taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

23.7.3	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

23.8	Change of currency

23.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Security Documents to, and any obligations arising under the Security Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Lenders and the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

23.8.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Lenders and the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

24.	GOVERNING LAW

This Agreement and any non-contractual obligations arising from or in connection with it shall be governed by English law.

25.	ENFORCEMENT

25.1	Jurisdiction of English courts

The courts of England have exclusive jurisdiction to settle any dispute:

25.1.1	arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement); or

25.1.2	relating to any non-contractual obligations arising from or in connection with this Agreement,

(a “Dispute”). Each Party to this Agreement agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 25.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions.

25.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

25.2.1	irrevocably appoints Clifford Chance Secretaries Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

25.2.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

26.	APPENDICES

The appendices form an integral part of this Agreement.

27.	NOTICES

Any notices and demands and, subject to Clause 25.2.1, service of process relating to this Agreement or its performance, shall be in writing and shall be validly addressed, delivered or served at the respective addresses below:

For the Borrower:	c/o 7665 Corporate Center Drive Miami Florida 33126 United States of America
Facsimile: +1 305 436 4140 (the Chief Financial Officer) and +1 305 436 4117 (Legal Department) Attention: the Chief Financial Officer and the Legal Department

with a copy to:

the Investors

c/o Apollo Management, LP

9 West 57th Street, 43rd Floor

New York, NY 10019

United States of America

marked for the attention of Mr Steven Martinez

Facsimile: +1 212 515 3288

For the Agent:	BNP Paribas ECEP/Export Finance ACI: CHDESA1 37 Place du Marché Saint-Honoré 75031 Paris Cedex 01 France
Facsimile: +33 01 4316 8184/+33 01 4298 0029 Attention: Mrs Dominique Laplasse (Team Head)/ Mr Jean Philippe Poirier

For the Lenders:	c/o the Agent

or to such other address or numbers as each party may notify to the other. Notices shall be effective upon receipt as set forth above provided that if the copy of any notice is not received by the Investors it shall not affect the effectiveness of the notice. Any communications by facsimile shall be confirmed by registered mail or recognized international courier service, but the communication shall be deemed received on the date of the facsimile transmission (or if the day is not a business day in the place where the facsimile is received, on the next business day in that place).

Provided that for so long as no notice of acceleration has been issued pursuant to Clause 13.4, notices addressed to the Agent shall be deemed to have been addressed to the Lenders.

28.	MISCELLANEOUS

28.1	If any term of this Agreement becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

28.2	No failure or delay on the part of the Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof by the Lenders or the exercise by the Lenders of any other right, power or privilege. The rights and remedies of the Lenders herein provided are cumulative and not exclusive of any rights or remedies provided by law.

28.3	This Agreement shall not be capable of being modified otherwise than by an express modification in writing signed by the Borrower and the Lenders.

29.	COMING INTO FORCE

This Agreement shall come into force on the date of its signature but the rights and obligations of the Borrower hereunder may be terminated by written notice from the Borrower to the Agent, such notice to be received not later than sixty (60) days prior to the Intended Delivery Date. Following service of such notice (which shall be irrevocable), the Borrower shall have no further right to draw down the Loan and the Borrower shall have no further obligations under this Agreement save in respect of fees, costs and expenses incurred under or in respect of this Agreement on or before the date on which the notice becomes effective or as a result of the service of the notice.

Service by the Borrower of the written notice in accordance with the preceding paragraph shall constitute a condition subsequent to this Agreement.

30.	STEERING COMMITTEE

30.1	Establishment

The Group-Wide Lenders shall establish the Steering Committee.

30.2	No obligation

Notwithstanding anything to the contrary expressed or implied herein, no member of the Steering Committee shall:

30.2.1	be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by the Borrower of its obligations under this Agreement;

30.2.2	be bound to disclose to any other person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

30.2.3	have any responsibility to the Lenders or each other for:

(a)	the financial position, creditworthiness, affairs or prospects of the Borrower and the other Obligors;

(b)	the performance or non-performance howsoever by the Borrower of any of its obligations hereunder;

(c)	the due execution, effectiveness, genuineness, validity or enforceability of this Agreement or any document relating hereto or any filing or recording thereof or the taking of any other action whatsoever and howsoever in connection therewith or the collectability of any sum due hereunder;

(d)	be under any liability whatsoever for any consequence of relying on:

(i)	any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

(ii)	the advice or opinions of any professional advisers selected by it or the Steering Committee;

(e)	be under any duty to account to any Lender for any sum received by it for its own account or the profit element of any such sum; or

(f)	be under any obligation other than those for which express provision is made herein.

30.3	Authority

Each member of the Steering Committee may:

30.3.1	carry out its duties through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

30.3.2	assume that no Event of Default has occurred and that the Borrower is not in breach of its obligations under this Agreement unless the member has actual knowledge or actual notice to the contrary;

30.3.3	with the agreement of the Steering Committee, engage any internal or external lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained PROVIDED THAT the law firm appointed as principal advisers to the Steering Committee shall be approved by the Majority Group-Wide Lenders;

30.3.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Guarantor upon a certificate signed by or on behalf of the Guarantor; and

30.3.5	rely upon any communication or document believed by it to be genuine.

30.4	No reliance

Notwithstanding the establishment of the Steering Committee, it is understood that each of the Lenders has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the other Obligors and, accordingly, each of the Lenders warrants to the members of the Steering Committee that it has not relied and will not rely on the Steering Committee:

30.4.1	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Obligor in connection with this Agreement; or

30.4.2	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other Obligor.

30.5	Standard of care

Subject to the terms of this Agreement, each member of the Steering Committee shall exercise the same care as it normally exercises in making and administering loans for its own account in performing its duties as a member of the Steering Committee but assumes no further responsibility in respect of such performance.

30.6	No liability

No member of the Steering Committee shall be under any liability as a result of taking or omitting to take any action in relation to the Group Credit Facilities and the Lenders will not assert or seek to assert against any director, officer or employee of that member any claim they might have against any of them in respect of the matters referred to in this Clause 30.6.

30.7	No fiduciary relationship

The relationship between a member of the Steering Committee on the one part and each Lender on the other is that of agent and principal only and no member of the Steering Committee shall have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.

30.8	Not Agent

Notwithstanding the provisions of Clause 30.7, no member of the Steering Committee shall be regarded as the Agent or exercise any right, power or discretion expressly delegated to the Agent under this Agreement or the Security Documents.

30.9	Non-binding

Unless expressly authorised in writing by the Group-Wide Lenders and then on such terms and conditions as the Group-Wide Lenders may require, the Steering Committee shall not negotiate the terms of or enter into any agreement on behalf of the Group-Wide Lenders or any of them.

This Clause 30 may be relied upon by any member of the Steering Committee notwithstanding the second paragraph of Clause 1.2.

Made in five (5) originals on the date before written.

F3 TWO, LTD.	BNP PARIBAS

by:	by:

its:	its:

CALYON	HSBC FRANCE

by:	by:

its:	its:

SOCIETE GENERALE

by:

its:

APPENDIX I

DOCUMENTS TO BE PRODUCED BY THE BUILDER TO BNP PARIBAS AS AGENT

Certified Copy of the commercial invoice, duly executed by the Builder in favour of the Borrower and countersigned by the Borrower.

Certified Copy of the Protocol of Delivery and Acceptance, duly executed by the Builder and the Borrower.

Certified Copy of the declaration of warranty, duly executed by the Builder confirming that the Vessel is delivered to the Borrower free and clear of all encumbrances whatsoever.

Certified Copy of the commercial invoice(s) corresponding to the Change Orders or any other similar document issued by the Builder stating the Change Order Amount, duly executed by the Builder in favour of the Borrower and countersigned by the Borrower.

Acknowledgement of the notice of assignment of the Borrower’s rights under the post-delivery warranty given by the Builder under the Building Contract pursuant to the Assignment of Warranty Rights.

Certified Copy of the power of attorney pursuant to which the authorised signatory of the Builder signed the documents referred to in this Appendix I and a specimen of his signature.

APPENDIX II

THE ORIGINAL LENDERS AND THE MANDATED LEAD ARRANGERS

Name	Registered Address	Registered Number with the Registry of Trade and Companies
BNP PARIBAS	16 boulevard des Italiens, 75009 Paris, France	662 042 449 (RCS Paris)

CALYON	9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France	304 187 701 (RCS Nanterre)

HSBC FRANCE	103 avenue des Champs Elysées, 75419 Paris, Cedex 08, France	775 670 284 (RCS Paris)

SOCIETE GENERALE	29 boulevard Haussmann, 75009 Paris, France	552 120 222 (RCS Paris)

each a French société anonyme

APPENDIX III

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

F3 Two, Ltd. - EUR662,905,320 Loan Agreement

dated 22 September 2006 (as amended and/or restated) (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 18.5:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 18.5.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 27 are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 18.4.3.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

APPENDIX IV

FORM OF DRAWDOWN NOTICE

BNP Paribas

ECEP/Export Finance

ACI: CHDESA1

37 Place du Marché Saint-Honoré

75031 Paris Cedex 01

France

Date 20[09][10]

Dear Sirs

Hull No. D33 Drawdown Notice

We refer to the loan agreement for hull no. D33 dated 22 September 2006 as amended and/or restated made between ourselves as borrower, yourselves, [—], [—] and [—] as lenders and yourselves as agent (the “Agreement”). Terms defined in the Agreement shall have the same meaning in this Notice.

We hereby give you notice that pursuant to the Agreement and on [date of proposed drawdown] 20[09][10], we wish to draw down the Loan in the sum of [                    ] euro (EUR[            ]) upon the terms and subject to the conditions contained therein.

In accordance with the provisions of Clause 3.2, we hereby request you to advance the Loan by crediting the proceeds as follows:

[Details to be provided]

We confirm that at the date hereof the representations and warranties set out in Clause 9 of the Agreement are true and no Event of Default has occurred and is continuing.

Yours faithfully

for and on behalf of

F3 TWO, LTD.

APPENDIX V

APOLLO-RELATED TRANSACTIONS

1	Subscription Agreement

1.1	At the closing of the transactions contemplated by the Subscription Agreement (the “Closing”), the Investors shall pay to the Guarantor USD1,000,000,000 as payment for newly-issued ordinary shares (“Ordinary Shares”) in the capital of the Guarantor, par value USD1.00 per share (the “Subscribed Ordinary Shares”). The Subscribed Ordinary Shares shall represent fifty per cent. (50%) of the issued and outstanding Ordinary Shares of the Guarantor as of the Closing.

1.2	On the Jade Transfer Date (i) NCL America Holdings will transfer the Jade Assets to NCL International (or one of NCL International’s existing or newly-formed subsidiaries), and the Jade Vessel shall be re-flagged in connection with such transfer from the US flag to the Bahamas flag provided that in the event that the transfer of the Jade Assets can be effected in a manner that the parties to the Subscription Agreement agree is more advantageous from a tax perspective than the manner set forth above, such transfer shall be effected in an alternative manner and (ii) NCL International (or one of its existing or newly-formed subsidiaries) will assume the Jade Liabilities (such transactions together the “Jade Transfer”).

1.3	Effective as of the Closing, in consideration of the mutual covenants and agreements contained therein, the Guarantor has released, waived and forever discharged Star, its Subsidiaries and their respective predecessors, successors, assigns, officers, directors, shareholders, employees and agents and their respective counsel (for the benefit of Star and its Subsidiaries) from any and all actions, causes of actions, demands, suits, contracts, agreements, Encumbrances, Liabilities, or Losses of any type, based on any fact or circumstance arising prior to the Closing based on Star’s relationship with the Guarantor and its Subsidiaries prior to the Closing (including any claims relating to actual or alleged breaches of fiduciary or other duties by Star’s directors, officers or shareholders), whether based on contract or any applicable law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction.

1.4	Star, the Guarantor and the Investors have stated their mutual intention that, following the Closing, Star and the Guarantor continue their current policies and practices of close collaboration in support of their mutual efforts to develop their respective cruise line businesses, including providing assistance to each other in mutually-beneficial strategic initiatives, consultation, co-ordination, collaboration in shipbuilding and sharing of ship design and providing or assisting in obtaining any necessary consents and approvals relating to such initiatives, shipbuilding or ship design provided that in no event shall Star or the Guarantor be obligated to engage in any such efforts if such efforts could reasonably be expected to have an adverse effect on the operation or prospects of such party’s respective cruise line business.

1.5	Star has indemnification obligations running in favour of the Investors. In the event that the Investors suffer any indemnifiable Losses in cash, Star may elect in its sole discretion to have all or a portion of the indemnity obligation of Star deemed satisfied by having the Guarantor issue to the Investors additional Ordinary Shares.

1.6	If the transactions contemplated by the Subscription Agreement upon the Closing (as described in clause 1.1 of this Appendix) are consummated, at the Closing, the Guarantor shall pay, by wire transfer of immediately available funds, to each Person who is the payee of any outstanding Guarantor Transaction Expenses as of the Closing Date, the amount owed to such Person. For the avoidance of doubt, in the event that the Closing Date transaction fee payable to either (i) an Affiliate of the Investors or (ii) Star or an Affiliate thereof exceeds, in either case, an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its mergers and acquisitions advisory fee, such excess amount shall be paid, with respect to (i), by Star, or with respect to (ii), by the Investors. If the transactions contemplated by the Subscription Agreement upon the Closing (as described in clause 1.1 of this Appendix) are not consummated, all costs and expenses incurred in connection with the Subscription Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

2	Shareholders’ Agreement

For so long as the ratio of the number of the Equity Securities owned by the Star Group on a fully diluted basis divided by the number of the Equity Securities owned by the Investor Group on a fully diluted basis is at least 0.6, the Guarantor may not take any of the actions set forth in schedule II of the Shareholders’ Agreement without the prior written approval of Star. For the purpose of this clause “on a fully diluted basis” means taking into account any shares issued or issuable under warrants, options and convertible instruments (or other equity equivalents).

3	Reimbursement Agreement

3.1	NCL America Holdings Undertakings

Star and Investor I have agreed (the “NCLA Undertakings”) to cause the Guarantor to conduct the NCLA Business in the usual and ordinary course of business after the Closing Date. In connection therewith, Star shall periodically reimburse the Guarantor for any NCLA Cash Losses up to the amount of the Cash Losses Cap.

3.2	Star Termination Election

At any time after the Closing Date, Star may give notice (the “Star Termination Election”) to the Guarantor and Investor I that it is terminating the NCLA Undertakings. Following receipt by the Guarantor of the Star Termination Election, the parties to the Reimbursement Agreement shall then within thirty (30) days thereafter either (i) enter into the NCLA Continuation Agreement (as defined in clause 3.4 of this Appendix) or (ii) make the NCLA Wind-up Determination (as defined in clause 3.5 of this Appendix).

3.3	Guarantor Termination Election

In the event the Star Termination Election has not been delivered prior to 1 December 2008, then on the earlier of (i) such date and (ii) the date on which the aggregate amount of NCLA Cash Losses actually accrued equals or exceeds USD37,500,000, the Guarantor may give notice to Star (the “Guarantor Termination Election”) that it is terminating the NCLA Undertakings. Following receipt by Star of the Guarantor Termination Election (a) the parties to the Reimbursement Agreement shall undertake the Shut Down Procedure (b) the America Assets shall be transferred by NCL America Holdings to NCL International (or one of its existing or newly-formed subsidiaries), which transfer shall be accomplished through liquidations to the extent necessary and NCL International (or one of its existing or newly-formed subsidiaries) shall assume any liabilities associated with the America Assets, and the Pride of America Vessel shall be re-flagged in connection with such transfer from the US flag to the Bahamas flag (such transactions together the “America Transfer”) (c) the Guarantor shall pay to Star an amount equal to USD460,000,000 less any America Accumulated Book Depreciation and less any Allocable America Indebtedness (d) the Guarantor shall prepay and/or cancel the relevant percentage of the term loan and revolving credit facilities outstanding under the credit facilities related to the Aloha Assets (and the lenders under such facilities shall release all of their liens on the Aloha Assets) and cause the transfer to Star (or one of its subsidiaries) of all of NCL America Holdings’ right, title and interest in the Aloha Assets free and clear of any Encumbrances through liquidations that qualify as complete liquidations under section 331 of the Code of NCL America Holdings, Pride of Aloha, Inc., a Delaware corporation, and each of NCL America Holdings’ other subsidiaries, to the extent necessary and (e) Star shall reimburse the Guarantor for any and all Shut Down Costs up to USD35,000,000 (each such payment, distribution or transaction, the “Wind Up Transactions”). Following any decision to shut down the NCLA Business, any decision to sell or otherwise dispose of any of the assets of the NCLA Business (other than the Pride of America Vessel, the Pride of Aloha Vessel and their respective related assets) as part of the Shut Down Procedure shall be determined solely by Star. The net proceeds of any such sale or disposition(s) shall be deducted from and shall reduce the Shut Down Costs by such amount of net proceeds.

3.4	NCL America Holdings Continuation Agreement

In the event that Star has provided the Guarantor and Investor I with the Star Termination Election, then within thirty (30) days thereafter, the Guarantor and Star will mutually agree in writing that the Guarantor shall continue to operate and manage the NCLA Business (the “NCLA Continuation Agreement”), in which case (i) Star’s obligations to reimburse the Guarantor for the NCLA Cash Losses shall terminate, and Star shall not be obligated to pay for any Shut Down Costs and (ii) the Guarantor shall pay to Star an amount equal to USD800,000,000, less the Aloha Accumulated Book Depreciation, less the America Accumulated Book Depreciation, less the Allocable Aloha Indebtedness and less the Allocable America Indebtedness (such amounts together the “Payment”) provided that the Payment shall be funded in part by an incremental equity contribution to the Guarantor by each of Star and Investor I in the amount of USD170,000,000, less one-half of the Aloha Accumulated Book Depreciation and less one-half of the Allocable Aloha Indebtedness.

Subject to the proviso in the immediately preceding paragraph, the Guarantor shall use reasonable best efforts to fund any payments to Star pursuant to the NCLA Continuation Agreement, NCLA Wind Up Transactions or the Guarantor Termination Election by either the use of funds generated internally by the Guarantor or generated from the incurrence of additional Indebtedness from existing or new debt facilities. In the event that the Guarantor is unable to fund payments in such a manner, Star and Investor I acknowledge and agree that such funds shall be generated by the net proceeds of a primary offering of additional Ordinary Shares to the existing shareholders of the Guarantor at the Subscription Price.

3.5	NCL America Holdings Wind-up Determination

In the event that the Guarantor and Star have not entered into the NCLA Continuation Agreement by the end of such thirty (30) day period or the Guarantor provides to Star notice prior to the expiration of such thirty (30) day period that the Guarantor has elected to shut down the NCLA Business (either such circumstance, the “NCLA Wind-up Determination”) the parties shall consummate the Wind Up Transactions.

If none of the Guarantor Termination Election, the NCLA Continuation Agreement or the NCLA Wind-up Determination has been made by 31 December 2008, the provisions of the Reimbursement Agreement shall apply as if the Guarantor and Star have entered into the NCLA Continuation Agreement.

4	Indenture

As a result of the transactions contemplated by the Subscription Agreement (as described in clause 1.1 of this Appendix), a change of control is triggered under the Indenture, dated 15 July 2004, between the Guarantor and JPMorgan Chase Bank, N.A., as indenture trustee, with respect to USD250,000,000 10 5/8% Senior Notes due 2014. At Closing, pursuant to and as required by the terms of the Indenture, the Guarantor will proceed with a repurchase offer for the outstanding bonds at a purchase price in cash equal to one hundred and one per cent. (101%) of the principal amount plus accrued and unpaid interest. Apollo holds USD29,000,000 in principal amount of the said 10 5/8% Senior Notes due 2014.

Defined Terms

Capitalized terms defined in this Agreement and not otherwise defined in this Appendix shall have the meanings specified for such terms in this Agreement. As used in this Appendix, the following terms shall have the meanings specified below:

“additional Ordinary Shares” means Ordinary Shares issued by the Guarantor following the issuance of the Subscribed Ordinary Shares;

“Affiliate” means, with respect to any Person (i) who is an individual, a spouse, parent, sibling or lineal descendant of such Person (ii) that is an entity, an officer, manager, director, shareholder, member, general partner, limited partner or an Affiliate of such Person and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control”, “controlling”, “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Allocable Aloha Indebtedness” means USD0;

“Allocable America Indebtedness” means USD251,000,000;

“Allocable Jade Indebtedness” means EUR383,000,000;

“Allocable NCLA Indebtedness” means USD251,000,000;

“Aloha Accumulated Book Depreciation” means any accumulated book depreciation calculated in accordance with GAAP with respect to the Pride of Aloha Vessel from 1 April 2007 to the NCLA Valuation Date, as set forth in schedule 1 to this Appendix;

“Aloha Assets” means the following assets relating wholly and directly to the Pride of Aloha Vessel, in each case to the extent transferable or assignable: (i) the Pride of Aloha Vessel (ii) all permits issued by any governmental authority to NCL America Holdings and related to the Pride of Aloha Vessel and (iii) all of the Pride of Aloha Vessel’s appliances, equipment, engines, machinery, boats, tackle, outfit, bunkers, oils and fuels, spare parts, consumable provisions and stores, appurtenances and belongings, whether on board or ashore;

“Amended and Restated Incorporation Documents” means the memorandum of increase of authorised share capital and the amended and restated bye-laws of the Guarantor and the Guarantor’s existing memorandum of association;

“America Accumulated Book Depreciation” means any accumulated book depreciation calculated in accordance with GAAP with respect to the Pride of America Vessel from 1 April 2007 to the NCLA Valuation Date, as set forth in schedule1 to this Appendix;

“America Assets” means: (i) the Pride of America Vessel (ii) all permits issued by any governmental authority to NCL America Holdings or any of its subsidiaries and related to the Pride of America Vessel, in each case to the extent transferable or assignable (iii) all monies received with respect to payments for cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (iv) all supplies and inventory on the Pride of America Vessel for cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (v) all accounts and notes receivable of NCL America Holdings or any of its subsidiaries related to cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (vi) all insurance and indemnity claims relating to the Pride of America Vessel or America Liabilities made by or on behalf of Star, the Guarantor or NCL America Holdings (or any of their respective subsidiaries) and received after the closing date of the America Transfer and (vii) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Pride of America Vessel after the closing date of the America Transfer;

“America Liabilities” means the Allocable America Indebtedness and any other liability relating to the America Assets;

“Applicable Law” means with respect to any Person, all provisions of common or statutory laws, statutes, ordinances, rules, regulations or Orders applicable to such Person. For the avoidance of doubt, Applicable Law shall include the Listing Rules;

“Cash Losses Cap” means USD50,000,000;

“Closing Date” shall mean the date on which the closing of the investment in the Guarantor by the Investors occurs and which is expected to be on or about fourteen (14) days after the date of the First Supplemental Deed;

“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended;

“Encumbrances” means any lien, encumbrance, hypothecation, charge, mortgage, equity, trust, equitable interest, claim, preference, right of possession, right of seizure, lease, tenancy, license, covenant, interference, proxy, right of first refusal, option or right of first option, preemptive right, community property interest, legend, defect, impediment, exception, limitation, impairment, imperfection of title or restriction of any nature (including any restrictions on the voting of any Security, any restriction on the Transfer of any Security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“Equity Securities” means (i) the Ordinary Shares and any other equity securities of the Guarantor and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of conversion, exercise or exchange, bonus share issue, share dividend, share sub-division, or share split or in connection with a combination of shares, recapitalization, reclassification, amalgamation, merger, consolidation, reorganization or other similar event;

“Existing Star Controlling Shareholders” means Golden Hope Limited, as trustee of the Golden Hope Unit Trust, Resorts World Bhd, Genting Overseas Holdings Limited, Tan Sri Lim Kok Thay, Puan Sri Lee Kim Hua, Joondalup Limited, Goldsfine Investments Ltd., and each other controlled Affiliate of Tan Sri Lim Kok Thay;

“Governmental Authority” means any national, European Union, federal, provincial, state, county, city, local, foreign or international governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body) and specifically including The Stock Exchange of Hong Kong Limited;

“Guarantor Transaction Expenses” means (i) the third person fees and expenses, reasonably incurred by the Investors, Star, the Guarantor and its Subsidiaries in connection with the drafting, negotiation, execution, and delivery of the Subscription Agreement, the Shareholders’ Agreement and the Reimbursement Agreement, the amended and restated incorporation documents of the Guarantor, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, in each case, as amended, modified or supplemented from time to time, and other documents relating to the investment process, including (a) all of the fees and expenses of the Guarantor’s and Star’s accountants, lawyers, and other advisors, including Citigroup Global Markets, Inc., Cleary Gottlieb Steen & Hamilton LLP, Cox Hallett Wilkinson, Clifford Chance and Access Capital Limited (b) all of the fees and expenses (including due diligence fees and expenses) of the Investors’ accountants, lawyers, and other advisors, including Aon Corporation, O’Melveny & Myers LLP, Conyers Dill & Pearman and Burke & Parsons (c) the amount of all filing fees required to be paid pursuant to any competition and antitrust laws and any other regulatory filings required and (d) the mergers and acquisitions advisory fee payable to Citigroup Global Markets, Inc. or an Affiliate thereof and (ii) the Closing Date transaction fees payable to (a) an Affiliate of the Investors and (b) Star or an Affiliate thereof provided that the Closing Date transaction fee payable to each such Person in paragraph (ii) of this definition shall not exceed an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its mergers and acquisitions advisory fee;

“Indebtedness” means, with respect to any Person, without duplication (i) all obligations for borrowed money, including all obligations evidenced by notices or similar instruments (ii) all obligations issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course and payable in accordance with customary practice) (iii) all capital lease obligations under GAAP (iv) all obligations secured by an Encumbrance (v) all obligations to pay a specified purchase price for goods and services, whether or not delivered or accepted (vi) all obligations in respect of swap or hedge agreements or similar agreements (vii) all negative cash balances and refunds payable (viii) the principal component of all obligations, contingent or otherwise, in respect of letters of credit and bankers’ acceptances (ix) all guarantees of Indebtedness described in clauses (i) to (viii) above and (x) all change in control payments payable in connection with the consummation of the transactions contemplated by the Transaction Documents;

“Investor Group” means the Investors together with their Permitted Transferees who hold Equity Securities;

“Jade Assets” means: (i) the Jade Vessel (ii) all permits issued by any governmental authority to NCL America Holdings or any of its subsidiaries and related to the Jade Vessel, in each case to the extent transferable or assignable (iii) all monies received with respect to payments for cruises on the Jade Vessel which will take place after the closing date of the Jade Transfer (iv) all supplies and inventory on the Jade Vessel for cruises on the Jade Vessel which will take place after the closing date of the Jade Transfer (v) all accounts and notes receivable of NCL America Holdings or any of its subsidiaries related to cruises on the Jade Vessel which will take place after the closing date of the Jade Transfer (vi) all insurance and indemnity claims relating to the Jade Vessel or Jade Liabilities made by or on behalf of Star, the Guarantor or NCL America Holdings (or any of their respective subsidiaries) and received after the closing date of the Jade Transfer and (vii) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Jade Vessel after the closing date of the Jade Transfer;

“Jade Liabilities” means the Allocable Jade Indebtedness and any other liability relating to the Jade Assets;

“Jade Transfer Date” means 9 February 2008, or such other date mutually agreed in writing by the parties to the Subscription Agreement;

“Jade Vessel” means the 2006 built United States documented passenger vessel “PRIDE OF HAWAII”, official number 1160677, IMO number 9304057, and all appurtenances thereto whether on board or ashore;

“Liabilities” means any and all direct or indirect Indebtedness, Losses, claims or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including (but not limited to) those arising under any Applicable Law and those arising under any contract or otherwise;

“Listing Rules” means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Losses” means any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, damages (including damages resulting in diminution in value, lost income and profits and interruptions in the business of the Guarantor or any of its Subsidiaries), liabilities, costs, expenses, to the extent actually incurred, including (i) attorneys’ fees and expenses relating to such Loss and/or necessary to enforce rights to indemnification in connection with the Subscription Agreement and (ii) consultants’ and experts’ fees and other costs of defence or investigation, and interest on any amount payable to a third party as a result of the foregoing (whether accrued, absolute, contingent, known, or otherwise, but excluding punitive, exemplary, special and consequential damages (other than as expressly included in this definition));

“NCLA Business” means the operations and business conducted by NCL America Holdings and its subsidiaries, which include the operation of the Pride of America Vessel and the Pride of Aloha Vessel and, until the Jade Transfer has been completed, the Jade Vessel;

“NCLA Capital Expenditures” means, for any period, the aggregate amount of any capital expenditures made by NCL America Holdings and any of its subsidiaries in such period with respect to the NCLA Business (including any capital expenditures made in relation to the Jade Vessel until the Jade Transfer has been completed);

“NCLA Cash Losses” means the amount, if negative, of the sum of (i) NCLA EBITDA less (ii) NCLA Capital Expenditures less (iii) interest paid or accrued on the Allocable NCLA Indebtedness at a blended rate, in each case in respect of the period beginning on the Closing Date and ending on the NCLA Valuation Date and in each case as reflected on the financial statements of NCL America Holdings or the accounting books and records of NCL America Holdings;

“NCLA EBITDA” means, for any period, the sum of (i) net revenues less (ii) ship operating expenses and selling, general and administrative expenses as allocated in a manner consistent with past practice as included in management reports, in each case as determined in accordance with GAAP and as reflected in the financial statements of NCL America Holdings or the accounting books and records of NCL America Holdings. For the avoidance of doubt (a) any Shared Overhead Expenses which are incurred by the Guarantor and its subsidiaries in any such period shall be included (without duplication) in the calculation of NCLA EBITDA for such period and (b) any Shut Down Costs, Post-Termination Expenses or expenses in connection with the early redeployment of the Pride of America Vessel in the Guarantor’s fleet which are incurred in any such period shall not be included in the calculation of NCLA EBITDA for such period;

“NCLA Valuation Date” means the date that is ninety (90) days after the date on which notice of the Star Termination Election or the Guarantor Termination Election is delivered;

“Order” means all judgments, injunctions, orders and decrees of all Governmental Authorities in any legal, administrative or arbitration action, suit, complaint, charge, hearing, mediation, inquiry, investigation or proceeding in which the Person in question is a party or by which any of its properties or assets are bound;

“Permitted Transfer” means:

(i)	with respect to the Investors, any Transfer by an Investor to an Affiliate of the Investor (including (a) the partners, members and stockholders of the Investor, and, if such Affiliate is an entity, the partners, members and stockholders of such Affiliate (b) any limited partner which has directly or indirectly invested, or otherwise has ownership interests, in Apollo Investment Fund VI, LP or one of its Affiliated investment funds or (c) prior to the first anniversary of the Closing Date, of up to forty per cent. (40%) of the Equity Securities held by the Investor as at the Closing Date in the aggregate to any funds, financial institutions or individuals acting as a co-investor in the Guarantor with the Investor; and

(ii)	with respect to Star, any Transfer by Star to (a) any wholly-owned Subsidiary of Star or (b) any Existing Star Controlling Shareholder;

“Permitted Transferees” means any Person to whom a Permitted Transfer is made or is to be made;

“Person” means any legal person, including any individual, corporation, investment fund, partnership, limited partnership, limited liability company, joint venture, joint stock company, association, trust, unincorporated entity or Governmental Authority or other entity;

“Post-Termination Expenses” means all of the (i) costs and expenses with respect to the operations of the NCLA Business that are incurred, consistent with past practice by the Guarantor and its subsidiaries, after the NCLA Valuation Date through 31 December 2008 and (ii) costs and expenses that would have been allocated and attributable to the Pride of Aloha Vessel had the vessel remained in service as part of the NCL America Holdings fleet until 31 December 2008, in each case based upon an allocation of corporate costs on a capacity day basis in a manner consistent with past practice and the Guarantor’s then-currently published sailing schedule;

“Pride of Aloha Vessel” means United States documented passenger cruise vessel “PRIDE OF ALOHA”, official number 1153219, IMO number 9128532;

“Pride of America Vessel” means the United States documented passenger cruise vessel “PRIDE OF AMERICA”, official number 1146542, IMO number 9209221, and all appurtenances thereto whether on board or ashore;

“Security” means, with respect to any Person, all equity securities or equity interests of such Person, all securities convertible into or exchangeable for equity securities or equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any stock appreciation or similar rights, contractual or otherwise;

“Shared Overhead Expenses” means those overhead expenses incurred by the Guarantor and any of its subsidiaries which are attributable to the operation and management of the NCLA Business based upon an allocation of corporate costs on a capacity day basis in a manner consistent with past practice and the Guarantor’s then-currently published sailing schedule, and shall include any capital expenditures made by the Guarantor and any of its subsidiaries (other than NCL America Holdings and its subsidiaries) with respect to the NCLA Business;

“Shut Down Costs” shall mean (i) any and all costs and expenses incurred by the Guarantor and any of its subsidiaries in connection with the shut down of the operation and management of the NCLA Business, whether accrued or paid and (ii) all documentary, gross receipts, sales, transfer and use taxes and similar liabilities, if any, resulting directly or indirectly from the transactions contemplated by clause 3.3 and clause 3.4 of this Appendix;

“Shut Down Procedure” means all actions necessary in connection with the shut down of the operation and management of the NCLA Business, including taking all steps reasonably necessary to wind-up and liquidate, in liquidations qualifying as complete liquidations under section 331 of the Code, NCL America Holdings and each of the Subsidiaries of NCL America Holdings (except as otherwise agreed by Investor I and NCL America Holdings);

“Star Group” means Star together with its Permitted Transferees who hold Equity Securities;

“Subscription Price” means USD1,000,000,000;

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which fifty per cent. (50%) or more of the total voting power of equity securities or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of managers, directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. For the purposes of this definition, the term “controlled” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, WorldCard International Limited shall be deemed not to be a “Subsidiary” of Star for the purposes of the Subscription Agreement;

“Transaction Documents” means the Apollo Transaction Documents, the Amended and Restated Incorporation Documents, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, in each case, as amended, modified or supplemented from time to time;

“Transfer” means, as to any Security or asset, to sell, transfer, assign, gift, pledge, grant a security interest in, distribute, encumber or otherwise dispose of (including the foreclosure or other acquisition by any lender with respect to such Security or asset pledged to such lender by the holder of such Security or asset), whether directly or indirectly, such Security or asset, either voluntarily or involuntarily and with or without consideration; and

“Voting Agreement” means the voting agreement dated as of 17 August 2007, by and among Investor I and certain of the Existing Star Controlling Shareholders.

Schedule 1

Accumulated Book Depreciation

[*]

Schedule 3

Guarantee

DATED 6 OCTOBER 2006

NCL CORPORATION LTD.

(as guarantor)

- in favour of -

BNP PARIBAS

CALYON

HSBC FRANCE

and

SOCIETE GENERALE

(as lenders)

- and -

BNP PARIBAS

(as agent)

GUARANTEE

IN RESPECT OF THE OBLIGATIONS OF

F3 TWO, LTD.

AS AMENDED AND RESTATED ON

2 APRIL 2009

[**]

CONTENTS

		Page

1	Definitions and Construction	102

2	Guarantee and Indemnity	104

3	Survival of Guarantor’s Liability	105

4	Continuing Guarantee	106

5	Exclusion of the Guarantor’s Rights	106

6	Payments	107

7	Enforcement	108

8	Representations and Warranties	109

9	General Undertakings: Positive Covenants	111

10	General Undertakings: Negative Covenants	113

11	Financial Undertakings and Ownership and Control of the Guarantor	115

12	Special Liquidity	120

13	Chartering	120

14	Hedging	121

15	Equity Contribution	121

16	Indebtedness	121

17	Discharge	121

18	Assignment and Transfer	122

19	Miscellaneous Provisions	123

20	Waiver of Immunity	123

21	Notices	124

22	Governing Law	124

23	Jurisdiction	124

Schedule 1	Quarterly Statement of Financial Covenants	128

Schedule 2	Particulars of Agent and Lenders	129

Schedule 3	Budgeted Consolidated EBITDA	130

Schedule 4	Report on Bookings	131

DEED OF GUARANTEE AND INDEMNITY

DATED the 6 day of October 2006 (as amended and restated on 2 April 2009)

BY:

(1)	NCL CORPORATION LTD. being a company validly existing under the laws of Bermuda with registration number EC34678 and with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

IN FAVOUR OF:

(2)	BNP PARIBAS, CALYON, HSBC FRANCE AND SOCIETE GENERALE, whose details are more particularly set out in Schedule 2 as lenders (the “Lenders”); and

(3)	BNP PARIBAS, whose details are more particularly set out in Schedule 2 as agent (the “Agent” and collectively with the Lenders the “Beneficiaries”).

WHEREAS:

(A)	By a loan agreement dated 22 September 2006 (the “Loan Agreement”) made between (among others) (1) F3 Two, Ltd. as borrower (the “Borrower”) (2) the Lenders and (3) the Agent, the Lenders have agreed, on the terms and conditions therein set out, to make available to the Borrower their participations in a loan facility of up to six hundred and sixty two million nine hundred and five thousand three hundred and twenty euro (EUR662,905,320) (the “Loan”) in order to assist the Borrower in financing part of the purchase price of the Vessel.

(B)	It is a condition precedent to the Beneficiaries performing their obligations under the Loan Agreement that the Guarantor enters into this Deed.

NOW THIS DEED WITNESSES:

1	Definitions and Construction

1.1	In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein.

“Accounts” means the audited consolidated profit and loss account and balance sheet (including all additional information and notes thereto) of the Guarantor and its consolidated Subsidiaries together with the relative directors’ and auditors’ reports;

“Cash Sweep Bank Account” [*];

“Cash Sweep Credit Facilities” [*];

“Cash Sweep Determination Date” [*];

“Cash Sweep Lenders” means the lenders of the Cash Sweep Credit Facilities;

“Cash Sweep Payment Date”[*];

“Event of Default” means any of the events specified in clause 13.2 of the Loan Agreement or specified as such in Clause 11;

“Liquidity” means the Cash Balance plus undrawn and freely available amounts under the Group Credit Facilities less increased liquidity generated by new equity for the Guarantor (other than the New Cash Equity);

“New Cash Equity” means the one hundred million Dollars (USD100,000,000) to be contributed by the Investors and Star in the aggregate in cash as new equity for the Guarantor after 27 January 2009 and on or before the Second Restatement Date;

“Obligors” means the Borrower, the Guarantor and the Manager;

“Office” means in respect of the Agent and each Lender its office at the address set out beneath its name in Schedule 2 or such other office as it shall from time to time select and notify through the Agent to the Borrower;

“Outstanding Indebtedness” means all sums of any kind payable actually or contingently to the Finance Parties under or pursuant to the Loan Agreement or any Transaction Document (whether by way of repayment of principal, payment of interest or default interest, payment of any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever);

“Special Liquidity Sources” means increased liquidity of the Group arising from the permitted sale of assets PROVIDED THAT only the net proceeds of any such sale, after the deduction of brokers’ fees and other costs justifiable in relation to the sale and the principal of, interest on and any break costs in connection with any Indebtedness prepaid upon such sale, shall be counted as increased liquidity;

“Special Liquidity Sources Determination Date” means the date on which Special Liquidity Sources arise;

“Special Liquidity Sources Payment Date” means the date falling not later than fourteen (14) Business Days after a Special Liquidity Sources Determination Date;

“Total Cash Sweep Amount” [*]; and

“Total Special Liquidity Sources Amount” means Special Liquidity Sources of the Group on a Special Liquidity Sources Determination Date.

1.2	In this Deed unless the context otherwise requires:

1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

1.2.3	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, restated, supplemented or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Deed or any other document shall include reference to such party’s successors and permitted assigns and transferees;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof; and

1.2.8	where any matter requires the approval or consent of the Lenders or the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Lenders or the Agent, the Lenders or the Agent (as the case may be) shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; each of the Lenders and the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion.

2	Guarantee and Indemnity

2.1	In consideration of the Lenders agreeing at the request of the Guarantor to make the Loan available to the Borrower in accordance with the terms of the Loan Agreement, the payment by the Beneficiaries to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:

2.1.1	as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Lenders to be responsible for and hereby guarantees to the Lenders:

(a)	the due and punctual payment by the Borrower to the Lenders or the Agent (for itself and on behalf of the Lenders) (as the case may be) (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

(b)	the due and punctual performance of all the obligations to be performed by each of the Obligors under or pursuant to the Loan Agreement and the other Security Documents; and

2.1.2	unconditionally undertakes immediately on demand by the Agent from time to time to pay and/or perform its obligations under Clause 2.1.1.

2.2	For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) unconditionally undertakes immediately on demand by the Agent from time to time to indemnify the Beneficiaries and hold each of them harmless in respect of:

2.2.1	any loss incurred by the Beneficiaries as a result of the Loan Agreement and each other Security Document to which any of the Obligors is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

2.2.2	any loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors to perform any obligation to be performed by any of the Obligors under and pursuant to the Loan Agreement and each other Security Document to which any of the Obligors is a party.

3	Survival of Guarantor’s Liability

3.1	The Guarantor’s liability to the Beneficiaries under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):

3.1.1	any time, forbearance or other indulgence given or agreed by any of the Finance Parties to or with any of the Obligors or any other person in respect of any of their obligations under the Loan Agreement and each other Transaction Document to which any of the Obligors or that other person is a party; or

3.1.2	any legal limitation, disability or incapacity relating to any of the Obligors; or

3.1.3	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors or any other person under, the Loan Agreement and each other Transaction Document to which any of the Obligors or that other person is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

3.1.4	any change in the name, constitution, memorandum of association or otherwise of any of the Obligors or the amalgamation or merger of any of the Obligors with any other corporate entity; or

3.1.5	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors or any other person or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors or any other person or the occurrence of any circumstances whatsoever affecting any Obligor’s or that other person’s liability to discharge its obligations under the Loan Agreement and each other Transaction Document to which it is a party; or

3.1.6	any challenge, dispute or avoidance by any liquidator of any of the Obligors or any other person in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

3.1.7	any release of any other Obligor or any other person or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Transaction Documents or the provision to any of the Finance Parties at any time of any further security for the obligations of the Borrower under any of the Transaction Documents; or

3.1.8	the release of any co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor under any of the Transaction Documents; or

3.1.9	any failure on the part of any of the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Transaction Documents or to enforce any of the Transaction Documents; or

3.1.10	any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor’s obligations under this Deed.

3.2	The Guarantor’s liability to the Beneficiaries under this Deed shall not be discharged by reason of any of the events or circumstances referred to in Clause 3.1 in so far as they relate to Coface.

4	Continuing Guarantee

4.1	This Deed shall be:

4.1.1	a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Beneficiaries of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Loan Agreement and each other Security Document to which any of the Obligors is a party; and

4.1.2	in addition to and not in substitution for or in derogation of any other security held by any of the Finance Parties from time to time in respect of the Outstanding Indebtedness or any part thereof.

4.2	Any satisfaction of obligations by the Guarantor to the Beneficiaries or any discharge given by the Beneficiaries to the Guarantor or any other agreement reached between the Beneficiaries and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

4.3	This Deed shall remain the property of the Beneficiaries and, notwithstanding that all monies and liabilities due or incurred by any of the Obligors to the Beneficiaries which are guaranteed hereunder shall have been paid or discharged, the Beneficiaries shall be entitled not to discharge this Deed or any security held by the Beneficiaries for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Beneficiaries be necessary or appropriate under any applicable insolvency law after the last of such monies and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors or any other person, the Beneficiaries shall be at liberty not to discharge this Deed or any security held by the Beneficiaries for the obligations of the Guarantor hereunder for and during such further period as the Beneficiaries may determine at their sole discretion.

5	Exclusion of the Guarantor’s Rights

5.1	Until the obligations of the Obligors under the Loan Agreement and each other Security Document to which they are a party have been fully performed, the Guarantor shall not:

5.1.1	be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Beneficiaries may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

5.1.2	without the prior written consent of the Beneficiaries:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

(b)	claim payment of any other monies for the time being due to the Guarantor or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

(c)	prove in a liquidation of any Obligor in competition with the Beneficiaries for any monies owing to the Guarantor by any other Obligor on any account whatsoever,

PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any monies pursuant to any such exercise, claim or proof, such monies shall be held by the Guarantor as trustee upon trust for the Beneficiaries to apply the same as if they were monies received or recovered by the Beneficiaries under this Deed.

6	Payments

6.1	Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to such bank account or accounts as the Agent may from time to time notify to the Guarantor in writing.

If the Guarantor is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Guarantor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lenders receive and retain (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which they would have received and so retained had no such deduction or withholding been made or required to be made.

6.2	Without prejudice to the provisions of Clause 6.1, if any Lender or the Agent on the Lenders’ behalf is required to make any payment on account of Tax (not being a tax imposed on the net income of its Office by the jurisdiction in which it is incorporated or in which its Office is located or any other tax existing and applicable on the date of this Deed under the laws of any jurisdiction) on or in relation to any sum received or receivable hereunder by such Lender or the Agent on the Lenders’ behalf (including, without limitation, any sum received or receivable under this Clause 6) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent on the Lenders’ behalf, the Guarantor shall, upon demand of the Agent, indemnify such Lender or the Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, other than interest, penalties, and expenses that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or the Agent.

If any Lender proposes to make a claim under the provisions of this Clause 6.2 it shall certify to the Guarantor in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.

6.3	The certificate of the Agent from time to time as to sums owed by any Obligor under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.

6.4	If the Guarantor makes any payment hereunder in respect of which it is required by law to make any deduction or withholding for Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty (30) days after it has made such payment to the applicable authority any original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

If an additional payment is made under Clause 6.1 and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent (as the case may be) shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Guarantor such amount as such Lender or the Agent shall in its reasonable opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Guarantor hereunder and shall be accepted by the Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

7	Enforcement

7.1	The Beneficiaries shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors or any other person and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Beneficiaries would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder provided that the Beneficiaries shall not be entitled to enforce their rights under this Deed otherwise than in circumstances which would constitute an Event of Default.

8	Representations and Warranties

8.1	Duration

8.1.1	The representations and warranties in Clause 8.2 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until each Obligor has no remaining obligations, actual or contingent, under or pursuant to the Loan Agreement or any of the other Security Documents.

8.1.2	The representations and warranties in Clause 8.3 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on the date falling sixty (60) days before the Intended Delivery Date and thereafter on each day until each Obligor has no remaining obligations, actual or contingent, under or pursuant to the Loan Agreement or any of the other Security Documents.

8.2	Continuing representations and warranties The Guarantor represents and warrants to the Beneficiaries that:

8.2.1	it is a limited liability exempt company, duly incorporated and validly existing under the laws of Bermuda, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

8.2.2	The Guarantor is and shall remain, after the giving of this Deed, solvent in accordance with the laws of Bermuda and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof;

8.2.3	it has the power to enter into and perform this Deed and all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed;

8.2.4	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

8.2.5	the entry into and performance of this Deed and the transactions contemplated hereby do not and will not be a breach of or conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets,

nor result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or document;

8.2.6	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

8.2.7	all information furnished by or on behalf of the Guarantor relating to the business and affairs of any member of the Group in connection with this Deed was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

8.2.8	the Guarantor has fully disclosed to the Lenders through the Agent all facts relating to the Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Loan Agreement;

8.2.9	the Accounts for the financial year ended 31 December 2005 (which accounts have been prepared in accordance with GAAP) fairly represent the consolidated financial condition of the Guarantor as at 31 December 2005;

8.2.10	the claims of the Beneficiaries against the Guarantor under this Deed will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

8.2.11	subject to Clause 10.6, no member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor’s knowledge and belief) threatened against any member of the Group for its winding-up and/or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the Group sought any other relief under any applicable insolvency or bankruptcy law;

8.2.12	neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed;

8.2.13	all the authorised and issued shares in each of the Borrower and the Manager shall be legally and beneficially owned directly or indirectly by the Guarantor and such structure shall remain so throughout the Security Period unless the prior consent of the Lenders has been obtained. Further, no Event of Default has occurred under Clause 11.2 in respect of the ownership and/or control of the shares in the Guarantor; and

8.2.14	it has reviewed and agrees to all the terms and conditions of the Loan Agreement and each other Security Document to which any Obligor is or is to be a party.

8.3	Semi-continuing representations and warranties The Guarantor represents and warrants to the Beneficiaries that:

8.3.1	no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed);

8.3.2	no litigation, arbitration or administrative proceedings are current or pending or to its knowledge threatened, which might, if adversely determined, have a material adverse effect on the ability of the Guarantor to perform its obligations under this Deed, save as disclosed by the Guarantor in its most recent US Securities Exchange Commission filing;

8.3.3	to the best of its knowledge, each of the Obligors has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it including but without limitation any disputed Taxes unless a sufficient reserve has been made pending resolution of the dispute and no material claims are being asserted against any of the Obligors with respect to Taxes, which might, if such claims were successful, have a material adverse effect on the ability of that Obligor to perform its obligations under the Transaction Documents to which it is a party; and

8.3.4	the Guarantor does not have a place of business in any jurisdiction which would require this Deed to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed.

9	General Undertakings: Positive Covenants

9.1	The undertakings contained in this Clause 9 shall remain in full force and effect from the date of this Deed until the end of the Security Period.

9.2	The Guarantor will provide to the Agent:

9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2005);

9.2.2	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a copy of the unaudited consolidated accounts of the Guarantor for that quarter (commencing with the unaudited accounts made up to 30 June 2006);

9.2.3	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the year ending 31 December 2006, annual cash flow projections on a consolidated basis of the Guarantor showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the Group; and

9.2.4	as soon as practicable (and in any event not later than 31 January of each financial year):

(a)	a budget for the Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

(b)	updated financial projections of the Group for at least the next five (5) years (including an income statement and quarterly break downs for the first of these five (5) years),

9.2.4	as soon as practicable (and in any event not later than 31 January of each financial year):

(a)	a budget for the Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

(b)	updated financial projections of the Group for at least the next five (5) years (including an income statement and quarterly break downs for the first of these five (5) years),

and an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

9.2.5	on the date of this Deed, in the case of the first, on the date falling ninety (90) days before the Intended Delivery Date, in the case of the second, and otherwise as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the Group’s chief financial officer in the form of Schedule 1 (commencing with the second quarter of the financial year ending 31 December 2006);

9.2.6	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the Group, including but without limitation a corporate structure chart for the Group including details of the percentage of the shareholdings held, as the Agent may request for the benefit of the Finance Parties; and

9.2.7	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding [**] or the equivalent in another currency).

9.2.8	as soon as practicable (and in any event no later than the twenty fifth (25th) day of each month), a monthly bank reporting package for the Group for the previous month comprised of a profit and loss statement, a balance sheet, a cash flow statement and a statement of the Free Liquidity (as defined in Clause 11.4) (commencing with the month to 31 March 2009);

9.2.9	a quarterly earnings conference telephone call (commencing with the financial quarter to 31 March 2009) to take place as soon as practicable and in any event no later than forty (40) days after the end of any relevant financial quarter except the fourth financial quarter and no later than seventy five (75) days after the end of the fourth financial quarter;

9.2.10	as soon as practicable (and in any event within thirty (30) days after the close of each quarter of each financial year) a report on bookings for the following year and a comparison with the previous year in the form of Schedule 4 (commencing with the financial quarter ending 30 June 2009); and

9.2.11	on or immediately after the date falling ten (10) Business Days prior to 31 March 2010 and to each Cash Sweep Payment Date a statement showing the calculation of Liquidity at the relevant Cash Sweep Determination Date (whether or not there is a Total Cash Sweep Amount) and, if applicable, the amounts of the Total Cash Sweep Amount to be paid to the Cash Sweep Lenders on the relevant Cash Sweep Payment Date, subject to any agreement with the Cash Sweep Lenders to the contrary.

All accounts required under this Clause 9.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 9.2 “Group” shall have the meaning ascribed to it in Clause 11.4.

9.3	The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with GAAP.

9.4	The Guarantor will notify the Agent of any Event of Default forthwith upon the Guarantor becoming aware of the occurrence thereof.

9.5	The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Agent upon request and will procure that the terms of the same are complied with at all times.

9.6	The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

9.7	The Guarantor will procure that each of the Apollo-Related Transactions has been completed no later than three (3) months before the Intended Delivery Date.

9.8	The Guarantor shall procure that any and all of its indebtedness with any other Obligor and/or any shareholder of the Guarantor is at all times fully subordinated to the Security Documents and the obligations of the Guarantor hereunder. The Guarantor shall also procure that any and all of the indebtedness, except Permitted Indebtedness, of the owners or prospective owners of mortgaged vessels in the Group Fleet is at all times fully subordinated to the Security Documents and the obligations of the Guarantor hereunder. The Guarantor shall not make or permit to be made any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any shareholder of the Guarantor. Upon the occurrence of an Event of Default the Guarantor shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any other Obligor.

10	General Undertakings: Negative Covenants

10.1	The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

10.2	Except with the prior written consent of the Agent (acting on the instructions of the Lenders in the case of a sale of the Vessel pursuant to Clause 10.2.1), the Guarantor will not, and will procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:

10.2.1	the Borrower may agree to sell the Vessel on the condition that contemporaneously with the completion of the sale the Loan is prepaid in accordance with the provisions of clause 11 of the Loan Agreement;

10.2.2	the Borrower may let the Vessel on charter in accordance with the provisions of clause 10 of the Loan Agreement;

10.2.3	disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.2.4	disposals may be made (other than by the Borrower) to another member of the Group;

10.2.5	disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

10.2.6	disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

10.2.7	a vessel owned by any member of the Group (other than the Borrower) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel;

10.2.8	disposals of assets constituting Apollo-Related Transactions may be made,

PROVIDED THAT the number of vessels in the Group Fleet existing on the Second Restatement Date shall not at any time [*].

10.3	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the Group will, make any loan or advance or extend credit to any person, firm or corporation except in the ordinary course of business (in this Clause, “Group” shall exclude the Borrower).

10.4	The Guarantor will not, and will procure that no other member of the Group will, issue or enter into any one (1) or more guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation without notifying the Agent promptly thereafter with full details of the amount(s) and the period(s) of the guarantee(s) or indemnity(ies), unless:

10.4.1	such is or are less than (in aggregate (if applicable)) the amount of [*]; or

10.4.2	such is or are in favour of one or more providers of credit card processing services to the Group and/or any provider of a Letter of Credit Facility (such guarantees to be fully subordinated to any guarantees supporting the Group Credit Facilities).

10.5	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the reasonable opinion of the Agent, the ability of the Guarantor or the Borrower to perform its obligations under the Security Documents to which it is a party PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the Group shall not constitute a substantial change in its business (in this Clause, “Group” shall exclude the Borrower) and PROVIDED FURTHER THAT any change of or discontinuation in the business activities of any Obligor (other than the Borrower) in accordance with the Apollo-Related Transactions shall be permitted.

10.6	The Guarantor and any other member of the Group may enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger, consolidation, winding-up, dissolution or anything analogous to the foregoing which, for the avoidance of doubt, may include the creation of new Subsidiaries, or acquire any equity, share capital or obligations of any corporation or other entity if it constitutes an Apollo-Related Transaction or if such entry, creation or acquisition would not:

10.6.1	imperil the security created by any of the Security Documents or the Coface Insurance Policy;

10.6.2	affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time; or

10.6.3	affect the ability of the Guarantor to comply with the financial undertakings contained in Clause 11,

after any such amalgamation, restructure, substantial reorganisation, merger, de-merger, consolidation, winding-up, dissolution or anything analogous to the foregoing has been entered into, any such new Subsidiary has been created or any such equity, share capital or obligations of any corporation or other entity has been acquired (in this Clause 10.6, “Group” shall exclude the Borrower).

10.7	Except with the prior written consent of the Agent, the Guarantor will not alter its financial year end.

10.8	The Guarantor has not taken and shall not take from any other Obligor any security or counter-security in respect of any of its obligations under this Deed PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Beneficiaries.

10.9	Except with the prior consent of all the Lenders, the Guarantor shall not (and will procure that no other company in the Group shall), either in a single transaction or in a series of transactions whether related or not purchase any asset or make any investment:

10.9.1	other than on arm’s length terms;

10.9.2	which is not for its use in its ordinary course of business;

10.9.3	the cost of which is more than its fair market value at the date of acquisition; or

10.9.4	other than an asset constituting an Apollo-Related Transaction.

For the avoidance of doubt the purchase of a vessel shall not be permitted under this Clause 10.9 or any other provision of the Loan Agreement or this Deed.

11	Financial Undertakings and Ownership and Control of the Guarantor

11.1	The Guarantor will ensure that for the financial quarter ending as at 30 June 2006, for the financial quarter ending immediately prior to or on the date falling ninety (90) days before the Intended Delivery Date and for each subsequent financial quarter:

11.1.1	at all times the minimum Free Liquidity will be not less than [**];

11.1.2	either:

(a)	as at the end of each financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than [**]; or

(b)	at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the Group has maintained a minimum Free Liquidity in an amount which is not less than [**]; and

11.1.3	as at the end of each financial quarter the ratio of Total Net Funded Debt to Total Capitalisation of the Group shall not exceed [**].

Amounts available for drawing under any revolving or other credit facilities of the Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.

11.2	It will be an Event of Default if:

11.2.1	at any time when the ordinary share capital of the Guarantor is not publicly listed on an Approved Stock Exchange or at any time when a dividend is paid to the existing shareholders of the Guarantor by way of a share issue pursuant to a public offering on an Approved Stock Exchange, the Lim Family (together or individually) and Apollo in the aggregate do not, directly or indirectly, control the Guarantor and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

11.2.2	at any time following the listing of the ordinary share capital of the Guarantor on an Approved Stock Exchange:

(a)	any individual or any Third Party:

(i)	owns legally and/or beneficially and either directly or indirectly at least [**] of the ordinary share capital of the Guarantor; or

(ii)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Guarantor;

and, at the same time as any of the events described in paragraphs (i) or (ii) of this Clause has occurred and is continuing, the Lim Family (together or individually) and Apollo in the aggregate do not, directly or indirectly, beneficially own at least [*] of the issued share capital of, and equity interest in, the Guarantor; or

(b)	the Guarantor ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Agent (acting on the instructions of the Lenders),

(and, for the purpose of this Clause 11.2 “control” of any company, limited partnership or other legal entity (a “body corporate”) by a member of the Lim Family and Apollo, means that one (1) or more members of the Lim Family or Apollo has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than [*] of the issued voting capital of that body corporate or by contract, trust or other arrangement).

11.3	The Guarantor shall not and shall procure that no other member of the Group shall, pay any dividends or make any other distributions in respect of its share capital to any person or make any repayments of capital or payments of interest in respect of Financial Indebtedness of an Affiliate of the Guarantor other than payments, distributions, dividends or repayments to another member of the Group. For the avoidance of doubt distributions made in respect of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for the relevant jurisdiction of any member of the Group or holder of the Guarantor’s share capital attributable to any member of the Group shall not be restricted by this Clause 11.3.

The Guarantor will procure that any dividends or other distributions and interest paid or payable in connection with such dividends or other distributions will be received promptly by the Guarantor directly or indirectly from the Borrower’s shareholder(s) (if such shareholder is not the Guarantor) by way of dividend.

11.4	In Clause 11.1, Clause 11.2, Clause 11.3, Clause 11.6 and Schedule 1:

11.4.1	“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

11.4.2	“Approved Stock Exchange” means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent;

11.4.3	“Budgeted Consolidated EBITDA” means the relevant amount set out in Schedule 3;

11.4.4	“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the Group;

11.4.5	“Consolidated Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(a)	the aggregate principal payable or paid during such period on any Indebtedness of any member of the Group, other than:

(i)	principal of any such Indebtedness prepaid at the option of the relevant member of the Group or by way of the cash sweep provisions of the loan documentation in respect of the Cash Sweep Credit Facilities;

(ii)	principal of any such Indebtedness prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the Group or under an Apollo-Related Transaction; and

(iii)	balloon payments of any such Indebtedness payable during such period (and for the purpose of this paragraph (iii) a “balloon payment” shall not include any scheduled repayment instalment of such Indebtedness which forms part of the balloon or under an Apollo-Related Transaction;

(b)	Consolidated Interest Expense for such period;

(c)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the Group (other than the Guarantor or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period (“Distributions”) other than the tax distributions described in Clause 11.3; and

(d)	all rent under any capital lease obligations by which the Guarantor or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with GAAP and derived from the then latest unaudited consolidated accounts of the Guarantor delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Guarantor and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;

11.4.6	“Consolidated EBITDA” means, for any relevant period, the aggregate of:

(a)	Consolidated Net Income from the Guarantor’s operations for such period; and

(b)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period;

11.4.7	“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the Group for such period;

11.4.8	“Consolidated Net Income” means, for any relevant period, the consolidated net income (or loss) of the Group for such period as determined in accordance with GAAP;

11.4.9	“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts freely available for drawing under any revolving or other credit facilities of the Group, which remains undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six (6) months;

11.4.10	“Group” means, for the purposes of this Clause 11, the Guarantor, its Subsidiaries and any other entity which is required to be consolidated in the Guarantor’s accounts in accordance with GAAP;

11.4.11	“Indebtedness” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(a)	moneys borrowed or raised;

(b)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(c)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(d)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(e)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(f)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (a) to (e) above;

PROVIDED THAT the following shall not constitute Indebtedness:

(i)	loans and advances made by other members of the Group which are subordinated to the rights of the Finance Parties;

(ii)	loans and advances made by any shareholder of the Guarantor which are subordinated to the rights of the Finance Parties; and

(iii)	any liabilities of the Guarantor or any other member of the Group to a counterparty under any master agreement relating to the interest or currency exchange transactions of a non-speculative nature;

11.4.12	“Lim Family” means:

(a)	the late Tan Sri Lim Goh Tong;

(b)	his spouse;

(c)	his direct lineal descendants;

(d)	the personal estate of any of the above persons; and

(e)	any trust created for the benefit of one or more of the above persons and their estates;

11.4.13	“Third Party” means any person or group of persons acting in concert (as the expression “acting in concert” is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family or Apollo;

11.4.14	“Total Capitalisation” means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders’ equity of the Group at such date determined in accordance with GAAP and derived from the then latest unaudited and consolidated accounts of the Guarantor delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year PROVIDED THAT for any such accounts delivered after the Second Restatement Date, the effect of any impairment of intangible assets shall be added back to stockholders’ equity;

11.4.15	“Total Net Funded Debt” means, as at any relevant date:

(a)	Indebtedness of the Group; and

(b)	the amount of any Indebtedness of any person which is not a member of the Group but which is guaranteed by a member of the Group as at such date;

less an amount equal to any Cash Balance and all amounts from time to time standing to the credit of the [*] as at such date.

11.5	Save as specified in Clause 11.1.2, the ratios referred to in Clause 11.1 and Clause 11.6 will be measured on a quarterly basis by reference to the consolidated accounts of the Guarantor.

11.6	If Consolidated EBITDA at the end of any financial quarter (computed for the period of the four (4) consecutive financial quarters ending at the end of such financial quarter) for the period between the Second Restatement Date up to and including 31 December 2010 is more than [*] lower than Budgeted Consolidated EBITDA for such period, then the Majority Group-Wide Lenders shall have the right to request the Guarantor promptly to appoint, at its cost, an independent restructuring firm acceptable to the Majority Group-Wide Lenders to provide a due diligence report on the management restructuring plan and its present state to the Group-Wide Lenders as soon as practicable. The Guarantor shall use commercially reasonable efforts to assist such restructuring firm in preparing such due diligence report within sixty (60) days of the request.

12	Special Liquidity

12.1.1	Provided that no Event of Default has occurred and is continuing, any Total Special Liquidity Sources Amount shall be applied on the relevant Special Liquidity Sources Payment Date in prepayment, reduction and/or cancellation of the Cash Sweep Credit Facilities.

12.1.2	Notwithstanding anything to the contrary, payment under this Clause 12 shall only be required to the extent such payment does not reduce Liquidity to a level below [*].

12.1.3	No vessel in the Group Fleet may be sold unless any Special Liquidity Sources arising from the sale are applied in accordance with this Clause 12.

13	Chartering

Notwithstanding the provisions of clause 10.12 and clause 10.14 of the Loan Agreement, the Guarantor shall not (and will procure that no company in the Group shall), charter (in or out) any vessel, except that the following shall be permitted:

13.1	the chartering out of m.v. “NORWEGIAN JADE” by Pride of Hawaii, Inc. to the Manager and any other intra-Group chartering of any vessel, which complies with clause 10.12 and clause 10.14.3 of the Loan Agreement;

13.2	any extra-Group chartering out of a vessel that would be permissible under clause 10.12 and clause 10.14 of the Loan Agreement, except that no such extra-Group charter may be made:

13.2.1	other than in the usual course of business of the vessel’s owner or other Group operator;

13.2.2	directly or indirectly to another cruise line;

13.2.3	for a period longer than two (2) months; and/or

13.2.4	other than at or about market rate at the time the charter is fixed;

13.3	the sale and initial lease-back of any vessel in the Group Fleet subject to compliance with Clause 12 and Clause 10.2 and in accordance with clauses 10.12.1, 10.12.3 and 10.12.5 of the Loan Agreement; and

13.4	any charter of a vessel in existence at the date of the Third Supplemental Deed to or from a person that is not a company in the Group at the Second Restatement Date PROVIDED THAT any extension or renewal of such a charter shall only be permitted if either it is not materially adverse to the Group or the Group-Wide Lenders, in the opinion of the Majority Group-Wide Lenders, or the extension or renewal is solely at the option of that person which is not a company in the Group.

14	Hedging

Notwithstanding any other provision of the Loan Agreement or this Deed to the contrary, the Guarantor shall not (and will procure that no company in the Group shall) enter into any ISDA Master Agreement (or any other form of master agreement) or any transaction under any such master agreement relating to a fuel, interest or currency exchange transaction unless:

a)	the counterparty to such master agreement is a Group-Wide Lender (or an Affiliate (as defined in Clause 11.4) of a Group-Wide Lender); and

b)	the entry into that master agreement or transaction is for non-speculative reasons.

15	Equity Contribution

If the Guarantor fails to comply with the financial covenants under the loan documentation in respect of the Cash Sweep Credit Facilities during the period from the Second Restatement Date up to and including 31 December 2010, the Guarantor shall, with the support and co-operation of its shareholders, use commercially reasonable endeavours and take all practicable steps to procure the contribution by the Investors, Star and/or any other capital provider of new equity in cash for the Guarantor. To the extent such endeavour is successful, such contribution shall be made within thirty (30) days from the date of such breach and be in an amount (in addition to the New Cash Equity) not exceeding the lesser of the amount required by the Majority Group-Wide Lenders and [*], in aggregate.

16	Indebtedness

Notwithstanding any other provision of the Loan Agreement or this Deed to the contrary, the Guarantor shall not (and will procure that no company in the Group shall) incur any Indebtedness (as defined in Clause 11.4) other than Permitted Indebtedness.

17	Discharge

Subject to Clause 4.3, following the irrevocable repayment or payment to the Lenders or the Agent (for itself and on behalf of the Lenders) of all the Outstanding Indebtedness the Beneficiaries will at the Guarantor’s request return this Deed to the Guarantor and shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Beneficiaries may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.

18	Assignment and Transfer

18.1	This Deed shall be binding upon and enure to the benefit of the Beneficiaries and their successors and permitted assigns and transferees.

18.2	The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

18.3	The Lenders and/or the Agent may transfer their respective rights hereunder to any person to whom their respective rights and obligations under the Loan Agreement are transferred in accordance with the Loan Agreement.

18.4	Any Finance Party may disclose to any of its Affiliates and to the following other persons:

(a)	any person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Deed;

(b)	any person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Deed or any Obligor;

(c)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(d)	any other Finance Party, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

(e)	Coface, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

(f)	the Guarantor or any other member of the Group, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties; or

(g)	auditors, insurance and reinsurance brokers, insurers and reinsurers and professional advisers, including legal advisers, which need to know such information,

any information about any Obligor, this Deed and the other Security Documents as that Finance Party shall consider appropriate. Each of the Finance Parties may also disclose to the Builder, or any employee, officer, director or representative of the Builder which needs to know such information or receive such document in the course of such person’s employ or duties, such information about any Obligor, this Deed and the other Security Documents as that Finance Party reasonably considers normal practice for a French export credit.

Each of the Finance Parties acknowledges that all information received now or in the future from or on behalf of the Obligors under or pursuant to or in connection with the Transaction Documents or the Coface Insurance Policy (other than any information which is in the public domain other than as a result of a breach of this Clause) is confidential information and undertakes to advise this fact to any recipient of any such information under this Clause.

18.5	A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

19	Miscellaneous Provisions

19.1	No failure to exercise and no delay in exercising on the part of the Beneficiaries or any of the other Finance Parties any right or remedy under this Deed or under any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Beneficiaries or any of the other Finance Parties shall be effective unless it is in writing.

19.2	The rights and remedies of the Finance Parties provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

19.3	If any provision of this Deed or the Loan Agreement or any other Security Document to which any Obligor is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

19.4	Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.

20	Waiver of Immunity

20.1	The Guarantor irrevocably and unconditionally:

20.1.1	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Beneficiaries in relation to this Deed; and

20.1.2	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

21	Notices

21.1	Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telefax.

21.2

Any notice, demand or other communication to be made or delivered by the Agent to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Guarantor at 7665 Corporation Center Drive, Miami, Florida 33126, United States of America marked for the attention of the Chief Financial Officer (telefax no. +1 305 436 4140) and the Legal Department (telefax no. +1 305 436 4117) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America marked for the attention of Mr Steven Martinez (telefax no. +1 212 515 3288) and shall be deemed to have been made or delivered (in the case of any telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address PROVIDED THAT if the copy of any notice, demand or other communication is not received by the Investors it shall not affect the effectiveness of the notice. Any notice, demand or other communication to be made or delivered by the Guarantor to the Agent pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Guarantor specified another address) be made or delivered to the Agent (for itself and on behalf of the Lenders) at its office for the time being which is at present at BNP Paribas, ECEP/Export Finance, ACI:CHDESA1, 37 Place du Marché Saint-Honoré, 75031 Paris Cedex 01, France marked for the attention of Mrs Dominique Laplasse (telefax no. +33 1 43 16 81 84) and shall be deemed to have been made or delivered (in the case of telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

21.3	Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.

22	Governing Law

This Deed and any non-contractual obligations arising from or in connection with it shall be governed by and construed in accordance with the laws of England.

23	Jurisdiction

23.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or relating to any non-contractual obligations arising from or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 23.1 is for the benefit of the Beneficiaries only. As a result, such party shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, such party may take concurrent proceedings in any number of jurisdictions.

23.2	The Guarantor may not, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Guarantor shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Guarantor’s process agent with unconditional authority to receive and acknowledge service on behalf of the Guarantor of all process or other documents connected with proceedings in the English courts which relate to this Deed.

23.3	For the purpose of securing its obligations under Clause 23.2, the Guarantor irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 23.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Guarantor’s process agent in England with the unconditional authority described in Clause 23.2.

23.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Guarantor of the service of any process or to forward any process to the Guarantor) shall invalidate any proceedings or judgment.

23.5	The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

23.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Guarantor and may be enforced without review in any other jurisdiction.

23.7	Nothing in this Clause shall exclude or limit any right which the Beneficiaries may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

23.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
NCL CORPORATION LTD.	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
BNP PARIBAS	)
as a Lender	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
CALYON	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
HSBC FRANCE	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
SOCIETE GENERALE	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
BNP PARIBAS	)
as the Agent	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

Schedule 1

Quarterly Statement of Financial Covenants

To:	BNP PARIBAS

ECEP/Export Finance

ACI:CHDESA1

37 Place du Marché Saint-Honoré

75031 Paris Cedex 01

France

Attn: Mrs Dominique Laplasse/Mr Jean Philippe Poirier

(as the Agent (as such term is defined in the Guarantee (as hereinafter defined))

We refer to clause 11 of the guarantee dated 6 October 2006 (as amended, varied and/or supplemented from time to time the “Guarantee”) issued by us in favour of the Beneficiaries. Terms defined in the Guarantee, whether by reference to the Loan Agreement (as therein defined) or otherwise, shall have the same meanings herein.

We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending                      20[     ] for NCL Corporation Ltd. (the “Guarantor”) and its subsidiaries on a consolidated basis. We also hereby certify that the Guarantor is in compliance with all the financial covenants set out in clauses 11.1 and 11.3 of the Guarantee and that no Event of Default has occurred and is continuing.

NCL CORPORATION LTD.

By: [ ]
Chief Financial Officer

Dated:                      20[    ]

Schedule

[*]

For and on behalf of NCL CORPORATION LTD.

[ ]

I, [                    ], the officer primarily responsible for the financial management of the Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [        ] 20[    ], in my opinion, is true and correct.

[ ]
Chief Financial Officer
NCL CORPORATION LTD.

Dated:                      20[    ]

[*]

Schedule 2

Particulars of Agent and Lenders

Name	Registered Address	Registered Number with the Registry of Trade and Companies
BNP PARIBAS (as Agent and Lender)	16 boulevard des Italiens, 75009 Paris, France	662 042 449 (RCS Paris)

CALYON (as Lender)	9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France	304 187 701 (RCS Nanterre)

HSBC FRANCE (as Lender)	103 avenue des Champs Elysées, 75419 Paris, Cedex 08, France	775 670 284 (RCS Paris)

SOCIETE GENERALE (as Lender)	29 boulevard Haussmann, 75009 Paris, France	552 120 222 (RCS Paris)

each a French société anonyme

Schedule 3

Budgeted Consolidated EBITDA

Fiscal Quarter Ended	Budgeted Consolidated EBITDA (USD,000)

30 June 2008	[*]
30 September 2008	[*]
31 December 2008	[*]

31 March 2009	[*]
30 June 2009	[*]
30 September 2009	[*]
31 December 2009	[*]

31 March 2010	[*]
30 June 2010	[*]
30 September 2010	[*]
31 December 2010	[*]

Schedule 4

Report on Bookings

NCL Corporation Ltd.

Passenger Booking Data

As of Week X

	Q1[1]	Q2[1]	Q3[1]	Q4[1]
Load Factor Data
Booked to Date
2009	0.0%	0.0%	0.0%	0.0%
2008	0.0%	0.0%	0.0%	0.0%
Final (Full Year)
2008	0.0%	0.0%	0.0%	0.0%
NPD Data
Booked to Date
2009	0.0%	0.0%	0.0%	0.0%
2008	0.0%	0.0%	0.0%	0.0%
Final (Full Year)
2008	0.0%	0.0%	0.0%	0.0%

[1]	Represents next four quarters following reporting date